                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-43654

PROSPECTUS                                                      October 31, 2001

--------------------------------------------------------------------------------

4,500,000 Shares

[LOGO OF LOGICVISION, INC.(R)]

LogicVision, Inc.

Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. Prior to this offering, no public market existed for our common stock. All of the shares of common stock are being sold by LogicVision.

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "LGVN."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                                 Per share    Total
----------------------------------------------------------------------
Public offering price                              $9.00   $40,500,000
----------------------------------------------------------------------
Underwriting discounts and commissions             $0.63   $ 2,835,000
----------------------------------------------------------------------
Proceeds, before expenses, to LogicVision, Inc.    $8.37   $37,665,000
----------------------------------------------------------------------

The underwriters may also purchase up to 675,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering the common stock as set forth in "Underwriting." Delivery of the shares will be made on or about November 5, 2001.

UBS Warburg

                          SG Cowen

                                                           Dain Rauscher Wessels

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary......................    1

The offering............................    2

Summary consolidated financial data.....    3

Risk factors............................    4

Information regarding forward-looking
 statements.............................   16

Use of proceeds.........................   17

Dividend policy.........................   17

Capitalization..........................   18

Dilution................................   20

Selected consolidated financial data....   21

Management's discussion and analysis of
 financial condition and results of
 operations.............................   23



Business................................   32

Management..............................   45

Related party transactions..............   53

Principal stockholders..................   55

Description of capital stock............   57

Shares eligible for future sale.........   60

Underwriting............................   62

Legal matters...........................   65

Experts.................................   65

Where you can find additional
 information............................   65

Index to consolidated financial
 statements.............................  F-1




--------------------------------------------------------------------------------

LogicVision and the LogicVision logo are our registered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective holders. The inclusion of other companies' brand names and products in this prospectus is not an endorsement of LogicVision. These companies are not involved with the offering of our securities.

Through and including November 25, 2001 (the 25th day after the commencement of this offering) all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

Prospectus summary

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

OUR BUSINESS

We provide proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. Our embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. We believe our solution can reduce a customer's time-to-market, reduce manufacturing costs, improve manufacturing yields and reduce system software complexity. Our solution also allows integrated circuits to be tested after they have been assembled onto boards and systems, which enables diagnostic test throughout the product's life cycle. Our embedded test solution has been successfully deployed in complex semiconductors for gigabit switches, voice and data routers, high performance servers and wireless products.

Semiconductor designs have become more complex to address the needs of a variety of high growth markets, such as the wireless and network communications and consumer electronics markets. The demands of these markets, driven by such trends as consumer desire for higher speed and wireless internet access, require semiconductors to provide more functions and higher performance in smaller products and with lower costs. Advancements in semiconductor design and manufacturing technology have enabled the integration of analog, digital and memory functions onto a single chip, referred to as a system-on-a-chip. However, conventional methods of testing semiconductors, using external test equipment, are approaching significant limitations. The speed and accuracy of external testing are compromised by the delay and degradation of test signals inherent when testing from outside the semiconductor, and external test equipment cannot keep pace with the increased operating speeds of semiconductors. External test equipment is becoming increasingly complex and often lags behind the actual generation of chips being tested. These limitations and equipment costs can result in higher manufacturing costs due to the rejection of good chips during testing. Manufacturing costs are also rising due to the increasing cost of external test equipment. Further, the current external test methodology can result in increased time-to-market because of the need to develop complex test software.

Our proprietary technology enables semiconductor companies to embed self-testers into a chip design. Our embedded test products generate proprietary circuit structures that are incorporated into an integrated circuit to test and diagnose the chip at full speed, without the signal delay or degradation experienced by external testers. Our proprietary circuits are designed to be modular and reusable, to enable more efficient design and to address time-to-market issues. We offer our embedded test circuits, design software and manufacturing software products for integrated circuit functions, such as memory, logic, cores and phase-locked-loops.

Our customers include integrated device manufacturers such as Agere Systems Inc., Fujitsu Limited, Hitachi Limited, Infineon Technologies AG, Intel Corporation, LSI Logic Corporation, National Semiconductor Corporation, NEC Corporation and Zarlink Semiconductor Inc., fabless semiconductor companies such as Applied Micro Circuits Corporation, Chrysalis-ITS Incorporated, Standard Microsystems Corporation, Inc., TranSwitch Corporation and Trebia Networks, Inc., and systems providers such as Boeing Satellite Systems, Inc., Cisco Systems, Inc., LG Electronics, Inc., Lucent Technologies Inc., Motorola, Inc., Nortel Networks Corporation, Raytheon Company, Sony Corporation, Sun Microsystems, Inc. and TRW Inc.

We were incorporated as LV Software in California in July 1992. In June 1996, we changed our corporate name to LogicVision, Inc. We reincorporated in Delaware in September 2000.

Our principal executive offices are located at 101 Metro Drive, Third Floor, San Jose, California 95110. Our telephone number at that location is (408) 453-0146.

The offering

 Common stock offered by LogicVision.........  4,500,000 shares

 Common stock outstanding after this
  offering...................................  14,124,358 shares

 Use of proceeds.............................  General corporate purposes, including working capital and
                                               capital expenditures and
                                               potential acquisitions.

 Nasdaq National Market symbol...............  LGVN

Unless otherwise stated, all information in this prospectus assumes:

 . the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into common stock upon the closing of this offering; and

 . no exercise of the over-allotment option granted to the underwriters.

The number of shares of common stock to be outstanding immediately after this offering is based upon shares of common stock outstanding as of September 30, 2001 and excludes the following as of September 30, 2001:

 . 1,038,896 shares issuable upon the exercise of outstanding warrants that do not expire at the closing of this offering at a weighted average exercise price of $3.72 per share;

 . 2,724,468 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.59 per share;

 . 1,641,271 shares of common stock available for future issuance under our 1994 and 2000 stock option plans; and

 . 250,000 shares of common stock available for future issuance under our 2000 employee stock purchase plan.

Summary consolidated financial data

The following summary consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                          Nine months
                                                                             ended
                                  Year ended December 31,                September 30,
                          --------------------------------------------  ----------------
Consolidated statements      1996     1997     1998     1999      2000     2000     2001
of operations data                 (in thousands, except per share data)
-----------------------------------------------------------------------------------------
Total revenues..........  $ 3,418  $ 4,204  $ 3,016  $ 5,440  $  9,283  $ 6,617  $11,824
Total cost of revenues..    2,577    2,767    1,020    1,294     2,538    1,716    2,155
Total operating expenses
 .......................    4,160   10,396   10,468   12,380    20,035   12,471   15,496
Loss from operations....   (3,319)  (8,959)  (8,472)  (8,234)  (13,290)  (7,570)  (5,827)
Net loss................   (3,341)  (8,665)  (8,199)  (8,098)  (12,716)  (7,179)  (5,648)
Net loss per share,
 basic and diluted......  $ (3.75) $ (9.50) $ (7.41) $ (6.29) $  (7.79) $ (4.64) $ (3.00)
Shares used in
 computation, basic and
 diluted................      891      912    1,106    1,315     1,654    1,574    1,923
Pro forma net loss per
 share, basic and
 diluted (unaudited)....                                      $  (1.38)          $ (0.59)
Shares used in pro forma
 computation, basic and
 diluted (unaudited)....                                         9,223             9,589

                                                           September 30, 2001
                                                          ---------------------
                                                                      Pro forma
                                                            Actual  as adjusted
                                                                    (unaudited)
Consolidated balance sheet data                              (in thousands)
-------------------------------------------------------------------------------
Cash and cash equivalents................................ $  5,424      $42,389
Working capital..........................................    1,505       38,470
Total assets.............................................   11,167       48,132
Total redeemable convertible preferred stock.............   46,202           --
Total stockholders' equity (deficit).....................  (43,355)      39,812

The preceding table presents a summary of our balance sheet data as of September 30, 2001:

 . on an actual basis; and

 . on a pro forma as adjusted basis to give effect to the automatic conversion of all of our outstanding shares of redeemable convertible preferred stock into common stock and the sale of 4,500,000 shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses.

See Note 2 of "Notes to consolidated financial statements" for an explanation of the determination of the number of shares used in computing per share data.

Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all previously outstanding shares of redeemable convertible preferred stock into common stock as if the stock had been converted on January 1, 2000 for the year ended December 31, 2000 and on January 1, 2001 for the nine months ended September 30, 2001, or at the date of original issuance, if later.

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business and financial results could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

If the semiconductor industry does not adopt embedded test technology, our revenues could decline and our stock price could fall.

To date, the semiconductor industry has not adopted embedded test technology as an alternative to current testing methods on a widespread basis. If the semiconductor industry does not adopt embedded test technology widely and in the near future, our growth will be limited, our revenues could decline, and our stock price could fall. We cannot assure you that integrated circuit designers and design companies' customers will accept embedded test technology as an alternative to current testing methods in the time frame we anticipate, or at all. The industry may fail to adopt embedded test technology for many reasons, including the following:

 . potential customers may determine that existing solutions adequately address their testing needs, or the industry may develop alternative technologies to address their testing needs;

 . our existing and potential customers may react to declining demand for semiconductors by curtailing or delaying new initiatives for new complex semiconductors or by extending the approval process for new projects, thereby lengthening our sales cycles;

 . potential customers may not be willing to accept the perceived delays in the early design stages associated with implementing embedded test technology in order to achieve potential time savings at later stages of silicon debugging and production testing;

 . potential customers may have concerns over the reliability of embedded testing methods relative to existing test methods; and

 . designers may be reluctant to take on the added responsibility of incorporating embedded test technology as part of their design process, or to learn how to implement embedded test technology.

We have a history of losses and an accumulated deficit of approximately $49.6 million as of September 30, 2001. If we do not generate sufficient net revenue in the future to achieve or sustain profitability, our stock price could decline, and we may not be able to continue to operate.

We have incurred significant net losses since our inception, including losses of $12.9 million in 2000 and $5.8 million in the nine months ended September 30, 2001. At September 30, 2001, we had an accumulated deficit of approximately $49.6 million. To achieve profitability, we will need to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. If we fail to achieve profitability within the time frame expected by securities analysts or investors, the market price of our common stock will likely decline. We do not know when or if we will become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


The sales and implementation cycles for our products are typically long and unpredictable, taking from six months to two years for sales and an additional six to twelve months for implementation. As a result, we may have difficulty predicting future revenues and our revenue and operating results may fluctuate significantly, which could cause our stock price to fluctuate.

We believe that convincing a potential customer to integrate our technology into an integrated circuit at the design stage, which we refer to as a design win, is critical to retaining existing customers and to obtaining new customers. However, acceptance of our embedded test technology generally involves a significant commitment of resources by prospective customers and a fundamental change in their method of designing and testing integrated circuits. Many of our potential customers are large enterprises that generally do not adopt new design methodologies quickly. Also, we may have limited access to the key decision-makers of potential customers who can authorize the adoption of our technology. As a result, the period between our initial contact with a potential customer and the sale of our products to that customer, if any, is often lengthy and may include delays associated with our customers' budgeting and approval processes, as well as a substantial investment of our time and resources. We have incurred high customer engagement and support costs, including sales commissions, and the failure to manage these costs could harm our operating results.

Historically, our sales cycle has ranged from six months to two years and our customers' implementation cycle has been approximately an additional six to twelve months. If we fail to achieve a design win with a potential customer early in a given product cycle, it is unlikely that the potential customer will become a customer before its next product cycle, if at all. Because of the length of our sales cycle, our failure to achieve design wins could have a material and prolonged adverse effect on our sales and revenue growth. Our revenue streams may fluctuate significantly due to the length of our sales cycle, which may make our future revenues difficult to project and may cause our stock price to fluctuate.

Fluctuations in our revenues and operating results could cause the market price of our common stock to decline.

Our revenues and operating results have fluctuated significantly from quarter to quarter in the past and may do so in the future, which could cause the market price of our common stock to decline. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. In future periods, our revenues and results of operations may be below the estimates of public market analysts and investors. This discrepancy could cause the market price of our common stock to decline.

Fluctuations in our revenues and operating results may be caused by:

 . timing, terms and conditions of customer agreements;

 . timing of sales commission expenses and the recognition of license revenues from related customer agreements;

 . timing and acceptance of new technologies, product releases or enhancements by us, our competitors or our customers;

 . timing and completion of milestones under customer agreements;

 . the mix of our license and services revenues;

 . changes in our and our customers' development schedules and levels of expenditures on research and development;

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


 . customers placing orders at the end of the quarter;

 . industry patterns and changes or cyclical and seasonal fluctuations in the markets we target; and

 . market and general economic conditions.

Delays or deferrals in purchasing decisions by our customers may increase as we develop new or enhanced products. Our current dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. Our expense levels are based, in large part, on our expectations regarding future revenue, and as a result net income for any quarterly period in which material customer agreements are delayed could vary significantly from our budget projections.

Intense competition in the semiconductor and systems industries, particularly in the design and test of semiconductors, could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

The semiconductor and system industries are extremely competitive and characterized by rapidly changing technology. The market for embedded test solutions is still evolving, and we expect competition to become more intense in the future.

Our current principal competitors in the design phase of product development include:

 . electronic design automation providers such as Mentor Graphics Corporation and Synopsys, Inc., both of which offer basic built-in self-test capability;

 . smaller test tool providers such as SynTest Technologies, Inc. and the Fluence subsidiary of Credence Systems Corporation;

 . potential customers that develop test solutions internally; and

 . integrated device manufacturers, such as IBM, that use their own test solutions in chips manufactured for and sold to others.

Our embedded test technology also has the potential to impact the automated test equipment market, which may place us in competition with traditional hardware tester manufacturers such as Teradyne, Inc., Credence Systems Corporation, Advantest Corporation, Agilent Technologies, Inc. and Schlumberger Limited. As embedded test becomes adopted more widely in the market, any of these automated test equipment companies, or others, may offer their own embedded test solutions.

Some of our competitors are significantly larger than we are and have greater financial resources, greater name recognition and longer operating histories than we have. Some of our competitors offer a more comprehensive range of products than we do, and they may be able to respond more quickly or adjust prices more effectively to take advantage of new opportunities or customer requirements. Increased competition could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent us from increasing or sustaining our revenues and achieving or sustaining profitability.

Our target markets are comprised of a limited number of customers. If we fail to obtain or retain customer relationships, our revenues could decline.

We derive a significant portion of our revenues from a small number of customers. For example, one of our customers accounted for approximately 15% of our revenues in the year ended December 31, 2000. Additionally, five customers accounted for approximately 35% of revenues in the nine months

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

ended September 30, 2001 and four customers accounted for approximately 32% of our revenues in the year ended December 31, 2000. We anticipate that we will continue to rely on a limited number of customers for a substantial portion of our revenues in the future. As a result, we must obtain orders from new significant customers on an ongoing basis to increase our revenues and grow our business. In addition, the loss of any significant or well-known customer could harm our operating results or our reputation. In particular, a loss of a significant customer could cause fluctuations in our results of operations because our expenses are fixed in the short term, it takes us a long time to replace customers and, because of required methods of revenue recognition, any offsetting license revenues may need to be recognized over a period of time.

Our products incorporate technology licensed from third parties, including Nortel Networks. If any of these licenses is terminated, our ability to develop and license our products could be delayed or reduced.

We use technology, including software, which we license from third parties. In particular, we license technology from Nortel Networks under two patents for testing embedded memories and digital systems, and we use the Nortel technology in our embedded test technology. Our license agreement with Nortel may be terminated if we fail to make payments as required or otherwise materially violate the terms of the agreement, if a competitor of Nortel acquires a significant percentage of our common stock without first obtaining Nortel's consent or if we bring patent infringement proceedings against Nortel under any patent embodied in, or acquired as a result of access to, the technology we license from Nortel. If we do not maintain our existing third party technology licenses, particularly our Nortel license, or enter into licenses for alternative technologies, we could be required to cease or delay product shipments while we seek to develop alternative technologies.

We depend on third parties to provide electronic design automation software that is compatible with our solution. If these third parties do not continue to provide compatible design products, we would need to develop alternatives, which could delay product introductions and cause our revenues and operating results to decline.

Our customers depend on electronic design automation software to design their products using our solution. We depend on the same software to develop our products. Although we have established relationships with a variety of electronic design automation vendors to gain access to this software and to assure compatibility, these relationships may be terminated with limited notice. If any of these relationships were terminated and we were unable to obtain alternative software in a timely manner, our customers could be unable to use our solution. In addition, we could experience a significant increase in development costs, our development process could take longer, product introductions could be delayed and our revenues and operating results could decline.

If automated test equipment companies are unwilling to work with us to make our technology compatible with theirs, we may need to pursue alternatives, which could increase the time it takes us to bring our solution to market and decrease customer acceptance of our technology.

Although we are presently working with a number of automated test equipment companies to achieve optimal compatibility of our technologies, these companies may elect not to work with us in the future. If automated test equipment companies are unwilling to incorporate modifications into their equipment and operating systems to allow them to work with our technology, we may need to seek alternatives. These alternatives might not provide optimal levels of test function, and pursuing these alternatives could increase the time and expense it takes us to bring our technology to market, either of which could decrease customer acceptance of our technology and cause our revenues and margins to decline.


--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

Our future success will depend on our ability to keep pace with rapid technological advancements in the semiconductor industry. If we fail to develop and introduce new products and enhancements on a timely basis, our ability to attract and retain customers could be impaired, which would cause our operating results to decline.

The semiconductor industry is characterized by rapidly changing technology, evolving industry standards, rapid changes in customer requirements, frequent product introductions and ongoing demands for greater speed and functionality. We must continually design, develop and introduce new products with improved features to be competitive. Our products may not achieve market acceptance or adequately address the changing needs of the marketplace, and we may not be successful in developing and marketing new products or enhancements to our existing products on a timely basis. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete and unmarketable. We may not have the financial resources necessary to fund future innovations. If we are unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, our business and operating results could be seriously harmed.

Future changes in financial accounting standards, including pronouncements and interpretations of accounting pronouncements on software revenue recognition, may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. In particular, new pronouncements and varying interpretations of pronouncements on software revenue recognition have occurred with frequency, may occur in the future and could impact our revenues. Required changes in our methods of revenue recognition could result in deferral of revenues recognized in current periods to subsequent periods or accelerated recognition of deferred revenues to current periods, each of which could cause shortfalls in meeting the expectations of investors and securities analysts. Our stock price could decline as a result of any shortfall.

Accounting policies affecting many other aspects of our business, including rules relating to revenue recognition, purchase and pooling-of-interests accounting for business combinations and employee stock option grants have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Our embedded test products may have errors or defects that users identify after deployment, which could harm our reputation and our business.

Our products may contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found errors in versions of our embedded test products, and we may find errors in our products in the future. The occurrence of errors could cause sales of our products to decline, divert the attention of management and engineering personnel from our product development efforts and cause significant customer relations problems. Customer relations problems could damage our reputation, hinder market acceptance of our products and result in loss of future revenues.

We must continually attract and retain engineering personnel, or we will be unable to execute our business strategy.

We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support our rapid growth and expansion. In particular, our strategy for encouraging the adoption of our technology requires that we employ highly

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

skilled applications engineers to work with our customers. As a result, our future success depends in part on our ability to identify, attract, retain and motivate qualified engineering personnel. Competition for qualified engineers is intense, especially in the Silicon Valley where our headquarters are located. If we lose the services of a significant number of our engineers and we cannot hire and integrate additional engineers, it could disrupt our ability to develop our products and implement our business strategy.

Our chief executive officer, chief scientist and vice president of engineering are critical to our business, and they may not remain with us in the future.

Our future success depends to a significant extent on the continued services of Vinod K. Agarwal, our President and Chief Executive Officer, Benoit Nadeau-Dostie, our Chief Scientist, and Michael C. Howells, our Vice President of Engineering. We do not have employment agreements with these executives, and we do not maintain key person life insurance policies except on Vinod Agarwal. The loss of the services of any of these key executives could slow our product development processes. Searching for replacements could divert senior management's attention and increase our operating expenses. In addition, our industry partners and customers could become concerned about our future operations, which could injure our reputation.

If we fail to protect our intellectual property rights, competitors may be able to use our technologies, which could weaken our competitive position, reduce our revenues or increase our costs.

Our success and ability to compete depend largely upon the protection of our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Our pending patent applications may not result in issued patents, and our existing and future patents may not be sufficiently broad to protect our proprietary technologies. Policing unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as US law. Any patents we obtain or license may not be adequate to protect our proprietary rights. Our competitors may independently develop similar technology, duplicate our products or design around any patents issued to us or other intellectual property rights.

Litigation may be necessary to enforce our intellectual property rights or to determine the validity or scope of the proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights and incur substantial unexpected operating costs. We may need to take legal action to enforce our proprietary rights in the future. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, failure to adequately protect our trademark rights could impair our brand identity and our ability to compete effectively.

We have a $2 million revolving line of credit under a Loan and Security Agreement with a bank. The loan is collateralized by our assets, excluding intellectual property, but in the event of a default, the loan is also collateralized by our intellectual property. The agreement expires in September 2002, and at September 30, 2001, there were no amounts outstanding under the agreement.

Any dispute involving our patents or other intellectual property could include our industry partners and customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

In any dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. This could trigger technical support and indemnification obligations in some of our license agreements which could result in substantial expenses. In addition to the time and expense required for us to support or indemnify our licensees, any such litigation could severely disrupt or shut

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

down the business of our licensees, which in turn could hurt our relations with our customers and cause the sale of our proprietary technologies and products to decrease.

We have limited control over third-party distributors who market, sell and support our products in foreign markets. Loss of these relationships could decrease our revenues and harm our business.

We sell our products and services through a distributor in Japan and sales representatives in Singapore, Korea and Taiwan. We anticipate that sales in these markets will account for a significant percentage of our total revenues in future periods. Our third-party distributors are not obligated to continue selling our products, and they may terminate their arrangements with us at any time with limited prior notice. Establishing alternative distribution channels in any of these markets could consume substantial time and resources, decrease our revenues and increase our expenses.

We face business, political and economic risks because a significant portion of our sales are to customers outside of the United States.

International revenues from sales outside the United States and Canada accounted for 4% of our revenues in 1998, 7% of our revenues in 1999, 19% of our revenues in 2000 and 27% of our revenues in the nine months ended September 30, 2001. Our success depends upon continued expansion of our international operations, and we expect that a significant portion of our total future revenues will be generated from international sales. Our international business involves a number of risks, including:

 . our ability to adapt our products to foreign design methods and practices;

 . cultural differences in the conduct of business;

 . difficulty in attracting qualified personnel;

 . longer payment cycles for and greater difficulty collecting accounts receivable;

 . unexpected changes in regulatory requirements, royalties and withholding taxes that restrict the repatriation of earnings;

 . tariffs and other trade barriers;

 . the burden of complying with a wide variety of foreign laws; and

 . political, economic or military conditions associated with current worldwide conflicts and events.

Our international sales are currently denominated in US dollars, creating a risk that fluctuation in currency exchange rates will make our prices uncompetitive. To the extent that profit is generated or losses are incurred in foreign countries, our effective income tax rate may be significantly affected. Any of these factors could significantly harm our future international sales and, consequently, our revenues and results of operations and business and financial condition.

Our growth places a significant strain on our management systems and resources, and if we fail to manage this growth, our business will be harmed.

The growth which we have experienced has placed a significant strain on our resources and increased demands on our management information and reporting systems, financial and management controls and personnel. To manage our growth, we must implement and improve additional and existing administrative, financial and operations systems, procedures and controls. We may not be able to develop the internal capabilities or collaborative relationships required to manage future growth and expansion or to support future operations. If we are unable to manage growth effectively, our revenues could decline.


--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

We may be unable to consummate potential acquisitions or investments or successfully integrate them with our business, which may disrupt our business, divert management's attention and slow our ability to expand the range of our proprietary technologies and products.

To expand the range of our proprietary technologies and products, we may acquire or make investments in additional complementary businesses, technologies or products, if appropriate opportunities arise. We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms, or consummate future acquisitions or investments, each of which could slow our growth strategy. If we do acquire additional companies or make other types of acquisitions, we may have difficulty integrating the acquired products, personnel or technologies. We may not be able to retain key management, technical or sales personnel after an acquisition. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

RISKS RELATED TO OUR INDUSTRY

If the industries into which we sell our products experience recession or other cyclical effects impacting our customers' research and development budgets, our operating results could be negatively impacted.

Our sales are dependent upon capital spending trends and new design projects, and a substantial portion of our costs is fixed in the near term. The demand from our customers, including integrated device manufacturers, fabless semiconductor companies and systems providers, is uncertain and difficult to predict. Slower growth in the semiconductor and systems industries, such as postponed or canceled capital expenditures for previously planned expansions or new fabrication facility construction projects, a reduced number of design starts, reduction of design and test budgets or continued consolidation among our customers would harm our business and financial condition.

The primary customers for semiconductors that incorporate our embedded test technology are companies in the communications, networking, server and high-end consumer products industries. Any significant downturn in these particular markets or in general economic conditions which result in the cutback of research and development budgets or capital expenditures would likely result in a reduction in demand for our products and services and could harm our business. For example, the US economy, including the semiconductor industry, is currently experiencing a slowdown, which may negatively impact our business and operating results. Some analysts have predicted that a further decline in the United States economy will result from the terrorist attacks in the United States. If the economy continues to decline as a result of the recent economic, political and social turmoil, existing and prospective customers may reduce their design budgets or delay implementation of our products, which could harm our business and operating results.

In addition, the markets for semiconductor products are cyclical. In recent years, some Asian countries have experienced significant economic difficulties, including devaluation and instability, business failures and a depressed business environment. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools. In addition, the electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. These industry downturns have been, and may continue to be, characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices. As a result, our future operating results may reflect substantial fluctuations from period to period as a consequence of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors. Any negative factors affecting the semiconductor industry, including the downturns described here, could significantly harm our business, financial condition and results of operations.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


Intellectual property litigation, which is common in our industry, could be costly, harm our reputation, limit our ability to license or sell our proprietary technologies or products and divert the attention of management and technical personnel.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. While we have not received formal notice of any infringement of the rights of any third party, questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may be necessary in the future to enforce any patents we may receive and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and we may not prevail in any future litigation. Any such litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology or selling our products, any of which could harm our business.

RISKS RELATED TO THIS OFFERING

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid, or at all.

Prior to this offering, our common stock has not been sold in a public market. We cannot predict the extent to which investor interest in our stock will lead to the development of a trading market, how liquid that market might become or whether it will be sustained. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Investors may not be able to resell their shares at or above the initial public offering price. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

Our stock price may decline significantly because of stock market fluctuations that affect the prices of technology stocks. A decline in our stock price could result in securities class action litigation against us that could divert management's attention and harm our business.

The stock market has experienced significant price and trading volume fluctuations that have adversely affected the market prices of common stock of technology companies. These broad market fluctuations may reduce the market price of our common stock. In the past, securities class action litigation has often been brought against a company after periods of volatility in the market price of securities. In the future, we may be a target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources, which in turn could harm our ability to execute our business plan.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from growing.

We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However,

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

the timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

 . market acceptance of our products;

 . the need to adapt to changing technologies and technical requirements;

 . the existence of opportunities for expansion; and

 . access to and availability of sufficient management, technical, marketing and financial personnel.

If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. If adequate funds are not available or are not available on acceptable terms, this would significantly limit our ability to hire, train or retain employees, support our expansion, take advantage of unanticipated opportunities such as acquisitions of businesses or technologies, develop or enhance products, or respond to competitive pressures.

Our management will have full discretion in use of proceeds and may not effectively utilize those funds.

We intend to apply the net proceeds primarily towards increased spending on general corporate purposes, including working capital and capital expenditures. Management will, however, have significant flexibility and discretion in applying the net proceeds of the offering and they may use the proceeds in ways with which you may disagree. Management's failure to use these funds effectively would have an adverse effect on the value of our stock and could make it more difficult and costly to raise funds in the future. In addition, we may use a portion of the net proceeds of this offering to acquire complementary businesses, products or technologies, which may not result in the benefits intended.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Additional sales of our common stock in the public market after this offering, or the perception that such sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have 14,124,358 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933. The remaining 9,624,358 shares of common stock outstanding after this offering will be available for sale, assuming the effectiveness of lock-up agreements under which our stockholders have agreed not to sell or otherwise dispose of their shares of common stock in the public market, as follows:

           Number of Shares                      Date of Availability for Sale
------------------------------------------------------------------------------
                    207,849                               (date of prospectus)
                     29,411                         (90 days after prospectus)
                  9,387,098                        (180 days after prospectus)

Any or all of these shares subject to a lock-up agreement may be released prior to expiration of the 180-day lockup period at the discretion of UBS Warburg. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline. Immediately following the 180-day lockup period, 9,387,098 shares of our common stock outstanding after this offering will become available for sale, subject in some cases

--------------------------------------------------------------------------------

Risk factors

-------------------------------------------------------------------------------

to volume and other limitations. The remaining shares of our common stock will become available for sale at various times thereafter upon the expiration of one-year holding periods.

Our directors, executive officers and principal stockholders will own 33.9% of our common stock after this offering, and this concentration of ownership may allow them to elect most of our directors and could delay or prevent a change in control of our company.

After this offering, our directors, executive officers and their affiliated entities will beneficially own approximately 33.9% of our outstanding common stock. These stockholders, if they vote together, will be able to significantly influence all matters requiring stockholder approval. For example, they may be able to elect directors, delay or prevent a transaction in which stockholders might receive a premium over the market price for their shares or prevent changes in control or management.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value per share.

The initial public offering price is substantially higher than the book value per share of our common stock. Purchasers of our common stock in this offering will experience immediate dilution of $6.18 in pro forma net tangible book value per share of common stock, based on an initial public offering price of $9.00 per share. The exercise of outstanding options or warrants may result in further dilution.

If we raise additional capital through the issuance of new securities at a price lower than the initial public offering price, you will incur additional dilution.

If we raise additional capital through the issuance of new securities at a lower price than the initial public offering price of $9.00 per share, you will be subject to additional dilution. If we are unable to access the public markets in the future, or if our performance or prospects decrease, we may need to consummate a private placement or public offering of our capital stock at a lower price than the initial public offering price. In addition, any new securities may have rights, preferences or privileges senior to those securities held by you.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation, as restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

 . the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

 . the ability of the board of directors to alter our bylaws without obtaining stockholder approval;

 . the ability of the board of directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the board of directors which rights could be senior to those of common stock;

 . the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent;

 . no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

 . advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

-------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


In addition, Section 203 of the Delaware General Corporation Law may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our charter, bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than they would without these provisions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Information regarding forward-looking statements

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

 .  marketing and commercialization of our products under development;

 .  our estimates for future revenues and profitability;

 . our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

 .  our use of the net proceeds from this offering;

 . our estimates regarding our capital requirements and our needs for additional financing;

 . plans for future products and services and for enhancements of existing products and services;

 . our patent applications and licensed technology regarding our products and technology;

 .  our ability to attract customers and establish license agreements; and

 . sources of revenues and anticipated revenues, including licenses of our intellectual property and software, technology development and design contracts and postcontract customer support, and the continued viability and duration of those agreements.

This prospectus contains statistical data regarding the semiconductor industry that we obtained from industry publications, including reports generated by Gartner Dataquest and VLSI Research, and a report coordinated by the Semiconductor Industry Association. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate that we will receive net proceeds of approximately $37.0 million from the sale of the shares of common stock offered by us, after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $42.6 million.

We currently intend to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. We have not yet allocated any specific amount of proceeds for these purposes. However, we presently anticipate that we will spend between $12 million and $14 million for sales and marketing expenses, between $5 million and $7 million for research and product development activities and between $4 million and $5 million for general and administrative expenses, during the year ending December 31, 2002 and approximately $1 million to $3 million on capital expenditures during that year associated with infrastructure upgrades and expansion of our business. We may use a portion of the net proceeds of this offering for the acquisition of complementary businesses, products or technologies. While we evaluate these types of opportunities from time to time, there are currently no agreements with respect to any specific transaction. These allocations are only estimates and we will have broad discretion to adjust them as necessary to address our operational needs in the future. The actual amounts and timing of any expenditures will vary depending on a number of factors, including the amount of cash used or generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

Dividend policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table describes our capitalization as of September 30, 2001:

 . on an actual basis; and

 . on a pro forma as adjusted basis to give effect to:

   . the automatic conversion into common stock of all of our outstanding shares of redeemable convertible preferred stock;

   . the sale of 4,500,000 shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses; and

   . the amendment of our certificate of incorporation upon the closing of this offering to change the number of shares authorized for issuance.

You should read this table together with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                                          September 30, 2001
                                                         ---------------------
                                                                     Pro forma
                                                                   as adjusted
                                                           Actual  (unaudited)
                                                            (in thousands,
                                                          except share data)
-------------------------------------------------------------------------------
Long term debt.......................................... $     --     $     --
                                                         --------     --------
Redeemable convertible preferred stock, $0.0001 par
 value; 17,137,976 shares authorized, 7,530,604 shares
 issued and outstanding, actual; no shares authorized,
 issued or outstanding pro forma as adjusted............   46,202           --
Stockholders' equity:
  Preferred stock, $0.0001 par value; no shares
   authorized, actual; 5,000,000 shares authorized, no
   shares issued and outstanding, pro forma as adjusted
   (unaudited)..........................................       --           --
  Common stock, $0.0001 par value; 50,000,000 shares
   authorized, 1,958,414 shares issued and outstanding,
   actual; 125,000,000 shares authorized,
   14,124,358 shares issued and outstanding, pro forma
   as adjusted (unaudited)..............................       --            1
  Additional paid-in capital............................    9,698       92,864
  Deferred stock compensation...........................   (3,472)      (3,472)
  Accumulated other comprehensive income................       18           18
  Accumulated deficit...................................  (49,599)     (49,599)
                                                         --------     --------
     Total stockholders' (deficit) equity...............  (43,355)      39,812
                                                         --------     --------
       Total capitalization............................. $  2,847     $ 39,812
                                                         ========     ========

--------------------------------------------------------------------------------

Capitalization

--------------------------------------------------------------------------------


The number of shares of common stock outstanding set forth in the table above excludes the following as of September 30, 2001:

 . 1,038,896 shares issuable upon the exercise of outstanding warrants that do not expire at the closing of this offering, at a weighted average exercise price of $3.72 per share;

 . 2,724,468 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.59 per share;

 . 1,641,271 shares of common stock available for future issuance under our 1994 and 2000 stock option plans; and

 . 250,000 shares of common stock available for future issuance under our 2000 employee stock purchase plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dilution

Our pro forma net tangible book value as of September 30, 2001 was approximately $2.8 million, or $0.30 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding assuming the conversion of all shares of redeemable convertible preferred stock.

Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of the 4,500,000 shares of common stock by us at an initial public offering price of $9.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2001 would have been approximately $39.8 million, or $2.82 per share of common stock. This represents an immediate increase in net tangible book value of $2.52 per share of common stock to existing common stockholders and an immediate dilution in pro forma net tangible book value of $6.18 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Initial public offering price.....................................        $9.00
  Pro forma net tangible book value per share before offering.....  $0.30
  Increase in pro forma net tangible book value per share
   attributable to this offering..................................   2.52
                                                                    -----
Pro forma net tangible book value per share after this offering...         2.82
                                                                          -----
Dilution per share to new investors...............................        $6.18
                                                                          =====

The following table summarizes, on a pro forma basis as of September 30, 2001, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses.

                          Shares purchased   Total consideration
                         ------------------  -------------------  Average price
                             Number Percent       Amount Percent      per share
-------------------------------------------------------------------------------
Existing stockholders..   9,624,358    68.1% $50,108,095    55.3%         $5.21
New investors..........   4,500,000    31.9% $40,500,000    44.7%         $9.00
                         ----------   -----  -----------   -----
  Total................  14,124,358   100.0% $90,608,095   100.0%
                         ==========   =====  ===========   =====

The table above assumes no exercise of any outstanding stock options or warrants to purchase common or preferred stock, except as described above. As of September 30, 2001, there were 2,724,468 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.59 per share and 1,038,896 shares of common stock issuable upon exercise of outstanding warrants that do not expire at the closing of this offering at a weighted average exercise price of $3.72 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data

The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes and other information contained in this prospectus. The selected consolidated balance sheet data as of December 31, 1999 and 2000 and September 30, 2001 and selected consolidated statements of operations data for the years ended December 31, 1998, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996, 1997 and 1998 and the selected consolidated statements of operations data for the years ended December 31, 1996 and 1997 were derived from audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of our future results.

                                                                                            Nine months
                                                                                              ended
                                                    Years ended December 31,               September 30,
                                            --------------------------------------------  ----------------
                                               1996     1997     1998     1999      2000     2000     2001
Consolidated statements of operations data           (in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------
Revenues:
 License...................                 $ 1,485  $ 2,294  $ 2,165  $ 4,096  $  5,597  $ 4,221  $ 7,997
 Service...................                   1,933    1,910      851    1,344     3,686    2,396    3,827
                                            -------  -------  -------  -------  --------  -------  -------
   Total revenues..........                   3,418    4,204    3,016    5,440     9,283    6,617   11,824
                                            -------  -------  -------  -------  --------  -------  -------
Cost of revenues:
 License...................                     115      389      400      214       583      314      536
 Service...................                   2,462    2,378      620    1,080     1,955    1,402    1,619
                                            -------  -------  -------  -------  --------  -------  -------
   Total cost of revenues..                   2,577    2,767    1,020    1,294     2,538    1,716    2,155
                                            -------  -------  -------  -------  --------  -------  -------
Gross profit...............                     841    1,437    1,996    4,146     6,745    4,901    9,669
                                            -------  -------  -------  -------  --------  -------  -------
Operating expenses:
 Research and
  development..............                   1,167    4,251    4,373    4,519     4,987    3,630    3,910
 Sales and marketing.......                   1,957    4,552    4,378    5,434     8,930    5,528    7,438
 General and
  administrative...........                   1,036    1,593    1,503    2,060     4,012    1,974    2,031
 Amortization of deferred
  stock
  compensation(/3/)........                     --       --       214      367     2,106    1,339    2,117
                                            -------  -------  -------  -------  --------  -------  -------
   Total operating
    expenses...............                   4,160   10,396   10,468   12,380    20,035   12,471   15,496
                                            -------  -------  -------  -------  --------  -------  -------
Loss from operations.......                  (3,319)  (8,959)  (8,472)  (8,234)  (13,290)  (7,570)  (5,827)
Interest income............                       1      306      260      155       583      404      206
Other income (expense),
 net.......................                      (4)     --        18      (16)      --       (11)       1
Provision for income
 taxes.....................                     (19)     (12)      (5)      (3)       (9)      (2)     (28)
                                            -------  -------  -------  -------  --------  -------  -------
Net loss...................                  (3,341)  (8,665)  (8,199)  (8,098)  (12,716)  (7,179)  (5,648)
                                            -------  -------  -------  -------  --------  -------  -------
Accretion of redeemable
 convertible preferred
 stock.....................                     --       --       --      (173)     (173)    (130)    (130)
                                            -------  -------  -------  -------  --------  -------  -------
Net loss attributable to
 common stockholders.......                 $(3,341) $(8,665) $(8,199) $(8,271) $(12,889) $(7,309) $(5,778)
                                            =======  =======  =======  =======  ========  =======  =======
Net loss per share, basic
 and diluted(/1/)..........                 $ (3.75) $ (9.50) $ (7.41) $ (6.29) $  (7.79) $ (4.64) $ (3.00)
                                            =======  =======  =======  =======  ========  =======  =======
Weighted average common
 shares, basic and
 diluted(/1/)..............                     891      912    1,106    1,315     1,654    1,574    1,923
                                            =======  =======  =======  =======  ========  =======  =======
Pro forma net loss per
 common share, basic and
 diluted (unaudited)(/2/)..                                                     $  (1.38)          $ (0.59)
                                                                                ========           =======
Pro forma weighted average
 common shares, basic and
 diluted (unaudited)(/2/)..                                                        9,223             9,589
                                                                                ========           =======

--------------------------------------------------------------------------------

Selected consolidated financial data

--------------------------------------------------------------------------------

                                        December 31,
                         -----------------------------------------------  September 30,
                            1996      1997      1998      1999      2000           2001
Consolidated balance
sheet data                                    (in thousands)
----------------------------------------------------------------------------------------
Cash and cash
 equivalents............ $   685  $  9,202  $  2,100  $  3,170  $  9,708       $  5,424
Working capital.........     783     8,554       904     1,471     5,708          1,505
Total assets............   2,815    12,038     3,993     7,510    15,170         11,167
Total redeemable
 convertible preferred
 stock..................   7,918    24,203    24,209    31,765    46,071         46,202
Total stockholders'
 deficit................  (6,261)  (14,736)  (22,668)  (29,500)  (39,822)       (43,355)

--------
(1) The diluted net loss per share computation excludes potential shares of common stock (redeemable convertible preferred stock, options to purchase common stock and warrants to purchase common stock), as their effect would be antidilutive. See Note 2 of "Notes to consolidated financial statements" for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.

(2) Includes the weighted average number of shares resulting from the assumed conversion into common stock of all outstanding shares of redeemable convertible preferred stock upon the closing of this offering. See Note 2 of "Notes to consolidated financial statements" for a detailed explanation of the determination of the shares used in computing pro forma net loss per share. The diluted pro forma net loss per share computation excludes potential shares of common stock (options to purchase common stock and warrants to purchase common stock).

(3)  Amortization of deferred stock compensation:

                                                                    Nine months
                                                                       ended
                                         Years ended December 31,  September 30,
                                        -------------------------- -------------
                                        1996 1997 1998 1999   2000   2000   2001
                                                     (in thousands)
  ------------------------------------------------------------------------------
  Total cost of revenues............... $ -- $ -- $  6 $  7 $   71 $   39 $   27
  Research and development.............   --   --  104  103    630    428    566
  Sales and marketing..................   --   --   84  155    888    346    686
  General and administrative...........   --   --   20  102    517    526    838
                                        ---- ---- ---- ---- ------ ------ ------
                                        $ -- $ -- $214 $367 $2,106 $1,339 $2,117
                                        ==== ==== ==== ==== ====== ====== ======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk factors" or in other parts of this prospectus.

OVERVIEW

We provide proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. Our embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. We incorporated in July 1992 and engaged principally in research and development activities through 1994. We first generated meaningful commercial revenues from the license of our initial embedded test product in 1995. Although our revenues from licenses of our embedded test solutions increased significantly since the beginning of 1999, we experienced net losses in each period since inception, and, as of September 30, 2001, we had an accumulated deficit of $49.6 million.

We derive our license revenues from licenses of our intellectual property and software. We derive service revenues from fixed fee technology development and design contracts and postcontract customer support. Our licenses typically have terms of one year or three years. The majority of our contracts are three-year licenses; however, in the past we have entered into perpetual licenses and one two-year license. Our pricing depends upon a number of factors, including the type of intellectual property, number and complexity of designs and number of design teams and their locations. Some of our license agreements include a royalty feature under which the customer pays us additional fees for each chip design they complete that incorporates our technology. In the future, we anticipate that more of our license agreements will include a royalty feature and that revenues from royalties will increase.

From 1995 to 1998, most of our customers were large systems companies, such as Sun Microsystems, Inc., Hughes Space and Communications Company and Nortel Networks Corporation, that used our technology in their application specific integrated circuits as part of system development and diagnostics. Beginning in 1998, we expanded our customer base to include semiconductor companies that use our technology for complex chip development and testing. We license our intellectual property and software through a direct sales force in the US and Europe, and through a distributor in Japan and sales representatives in Singapore, Korea and Taiwan.

We recognize revenues in accordance with the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition" as amended by Statement of Position 98-4 and Statement of Position 98-9. We recognize the full amount of license fees upon shipment only when there is persuasive evidence of an arrangement, shipment has occurred, the fee is fixed or determinable, and collectibility of the sales proceeds is considered probable. When multiple elements exist and where vendor-specific objective evidence, or VSOE, of the fair value of undelivered elements such as postcontract customer support exists, we apply the residual method of accounting to the delivered elements. Our history of selling postcontract customer support provides VSOE of fair value of postcontract customer support through contractual renewal rates. Accordingly, because we have VSOE

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

for the postcontract customer support sold in connection with our three-year and perpetual licenses, we typically recognize the residual amount of the contract fee as license fee upon delivery of the software. When vendor-specific objective evidence of the fair value of the undelivered element cannot be established, and the undelivered element is postcontract customer support, all related revenue is recognized ratably over the term of our postcontract customer support obligations. As a result of this policy, because we are generally unable to establish vendor-specific objective evidence of the undelivered elements with respect to our one-year licenses, we recognize revenue from one-year licenses ratably over the license term. We also recognize the maintenance elements of these contracts ratably over the period of the maintenance contract. When we enter into a multiple element arrangement which includes the future delivery of a specified product or upgrade, all revenue under the agreement is deferred until the specified product or upgrade has been delivered. On occasion, we offer extended payment terms beyond our normal business practice of between 30 and 60 days to certain customers. We do not have sufficient experience collecting under these extended payment term arrangements. As a result, when payment terms are extended, the fee is not considered fixed or determinable and, therefore, we recognize revenues when those payments become due. Engineering service revenues are generally recognized on a percentage of completion basis.

Cost of license revenues consists of shipping, product packaging, software license and maintenance costs, and royalties paid to third party vendors. Cost of service revenues consists of compensation and related costs associated with providing postcontract customer support and consulting services. To the extent that our license revenues increase, we expect the total cost of revenues to decline as a percentage of total revenues as fixed costs are allocated over a higher total revenue base.

Research and development expenses consist primarily of compensation and related costs for personnel. All research and development costs are expensed as incurred. We believe that a significant level of research and development expenses will be required to be competitive in the future.

Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, marketing programs, public relations, promotional materials, travel and related trade show expenses. We anticipate that our sales and marketing expenses will increase in absolute dollars as we expand our sales and marketing efforts.

General and administrative expenses consist primarily of compensation and related costs for general management, information technology, finance and accounting personnel, allowance for doubtful accounts, professional services and related fees and expenses. We expect that general and administrative expenses will increase as we hire additional personnel and incur costs related to the anticipated growth of our business, our operation as a public company and improvements to our information technology infrastructure.

In connection with the grant of stock options in 1998, 1999, 2000 and the first nine months of 2001, we recorded an aggregate of $8.5 million in deferred stock-based compensation within stockholders' equity. These options were considered compensatory because the deemed fair value was greater than the exercise prices determined by the board of directors on the date of grant. As of September 30, 2001, we had an aggregate of $3.5 million of deferred stock-based compensation remaining to be amortized. This deferred stock-based compensation balance will be amortized as follows: $748,000 during the fourth quarter of 2001; $1.7 million during 2002; $791,000 during 2003; $203,000 during 2004 and $8,000 during 2005. We are amortizing the deferred compensation on an accelerated basis over the vesting period of the related options, which is generally four years. The amount of stock-based compensation amortization actually recognized in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

The following table shows the percentage relationships of the listed items from our consolidated statements of operations, as a percentage of revenues for the periods indicated.

                                                                Nine months
                                          Years ended              ended
                                          December 31,        September  30,
                                         ------------------   -----------------
Consolidated statements of operations
data                                     1998   1999   2000      2000      2001
---------------------------------------------------------------------------------
Revenues:
  License...............................   72 %   75 %   60 %      64 %      68 %
  Service...............................   28     25     40        36        32
                                         ----   ----   ----   -------    ------
    Total revenues......................  100    100    100       100       100
                                         ----   ----   ----   -------    ------
Cost of revenues:
  License...............................   13      4      6         5         5
  Service...............................   21     20     21        21        14
                                         ----   ----   ----   -------    ------
    Total cost of revenues..............   34     24     27        26        19
                                         ----   ----   ----   -------    ------
Gross profit............................   66     76     73        74        81
                                         ----   ----   ----   -------    ------
Operating expenses:
  Research and development..............  145     83     54        55        33
  Sales and marketing...................  145    100     96        84        63
  General and administrative............   50     38     43        30        17
  Amortization of deferred stock
   compensation.........................    7      7     23        20        18
                                         ----   ----   ----   -------    ------
    Total operating expenses............  347    228    216       189       131
                                         ----   ----   ----   -------    ------
Total operating loss.................... (281)  (152)  (143)     (115)      (50)
Interest income.........................    9      3      6         6         2
Other income (expense), net.............    1     --     --        --        --
                                         ----   ----   ----   -------    ------
    Net loss............................ (271)% (149)% (137)%    (109)%     (48)%
                                         ====   ====   ====   =======    ======

Comparison of nine months ended September 30, 2000 and 2001

Total revenues
Total revenues for the nine months ended September 30, 2001 were $11.8 million compared to $6.6 million for the nine months ended September 30, 2000, an increase of $5.2 million, or 79%. License revenues accounted for $3.8 million of the increase and were primarily due to increased customer demand and increasing market acceptance of our products. Service revenues increased by $1.4 million due to increases in postcontract customer support services.

Total cost of revenues
Total cost of revenues for the nine months ended September 30, 2001 increased to $2.2 million, or 19% of revenues, from $1.7 million, or 26% of revenues, for the nine months ended September 30, 2000. The increase was primarily due to the amortization of $313,000 relating to capitalized technology license costs. The capitalized technology license costs relate to our amended license agreement with Nortel Networks. In the first quarter of 2001, we amended that agreement to provide that we will pay, in addition to royalties on future licenses, a total of $850,000 in seven equal quarterly payments through September 2002. We have capitalized the $850,000 and are amortizing the amount

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

over the period commencing March 2001 through September 2002. Cost of license revenues as a percentage of total revenues remained relatively constant at 5%. Cost of service revenues as a percentage of total revenues decreased from 21% to 14% as a result of the change in mix from engineering services to higher margin postcontract customer support services.

Research and development
Research and development expenses increased to $3.9 million, or 33% of revenues, for the nine months ended September 30, 2001 from $3.6 million, or 55% of revenues, for the nine months ended September 30, 2000. The increase in expenses was primarily due to a shift in the time spent by our engineers from engineering service contract work in 2000 to research and development work in 2001.

Sales and marketing
Sales and marketing expenses increased to $7.4 million, or 63% of revenues, for the nine months ended September 30, 2001 from $5.5 million, or 84% of revenues, for the nine months ended September 30, 2000. The increase in expenses was primarily due to higher sales and marketing personnel expenses of $749,000 associated with hiring 8 additional employees and higher commission expenses of $1.2 million associated with increased revenues.

General and administrative
General and administrative expenses remained relatively constant at $2.0 million, or 17% of revenues, for the nine months ended September 30, 2001 compared to $2.0 million, or 30% of revenues, for the nine months ended September 30, 2000. Higher payroll and related expenses of $189,000 associated with hiring one additional employee were partly offset by decreases in professional fees of $94,000 and travel expenses of $39,000.

Interest income
Interest income decreased $198,000 to $206,000 for the nine months ended September 30, 2001 from $404,000 for the nine months ended September 30, 2000. The decrease was primarily due to decreased interest income from lower short-term investment balances over the respective periods.

Income taxes
From inception through September 30, 2001, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions in benefits. As of September 30, 2001, we had approximately $33.7 million of federal and $11.4 million of state net operating loss carryforwards available to offset future taxable income which expire beginning 2007 and 2001, respectively, if not utilized. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that we may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

Comparison of years ended December 31, 1999 and 2000

Total revenues
Total revenues for the year ended December 31, 2000 were $9.3 million compared to $5.4 million for the year ended December 31, 1999, an increase of $3.9 million, or 72%. License revenues accounted for $1.5 million of the increase primarily due to increased customer demand and increasing market acceptance of our products. Service revenues increased by $2.3 million due to increases in engineering service contracts and postcontract customer support services.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


Total cost of revenues
Total cost of revenues for the year ended December 31, 2000 increased to $2.5 million, or 27% of revenues, from $1.3 million, or 24% of revenues, for the year ended December 31, 1999. Cost of license revenues as a percentage of total revenues increased from 4% to 6% due to higher royalty expenses of $235,000 for technology licensed from Nortel Networks. Cost of service revenues as a percentage of total revenues increased from 20% to 21% due to increases in personnel-related expenses in support of relatively higher service revenue activities.

Research and development
Research and development expenses increased to $5.0 million, or 54% of revenues, for the year ended December 31, 2000 from $4.5 million, or 83% of revenues, for the year ended December 31, 1999. The increase in expenses was primarily due to higher payroll and related expenses of $234,000 associated with hiring five additional employees.

Sales and marketing
Sales and marketing expenses increased in absolute terms to $8.9 million, or 96% of revenues, for the year ended December 31, 2000 from $5.4 million, or 100% of revenues, for the year ended December 31, 1999. The increase in expenses was primarily due to increases in sales and marketing personnel expenses of $1.0 million associated with hiring nine additional employees, higher commission expenses of $1.3 million associated with increased revenues, and higher consulting fees of $249,000, partly offset by a decrease in advertising expenses of $113,000.

General and administrative
General and administrative expenses increased to $4.0 million, or 43% of revenues, for the year ended December 31, 2000 from $2.1 million, or 38% of revenues, for the year ended December 31, 1999. The increase in expenses was primarily due to increases in payroll and related expenses of $202,000 associated with hiring two additional employees, allowance for doubtful accounts of $104,000, and public offering costs of $1.1 million. The increase in allowance for doubtful accounts was attributable to one customer whose account was over 90 days past due at December 31, 2000.

Interest income
Interest income increased $428,000 to $583,000 for the year ended December 31, 2000 from $155,000 for the year ended December 31, 1999. The increase was primarily due to increased interest income from higher cash and cash equivalent balances.

Income taxes
From inception through December 31, 2000, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits. As of December 31, 2000, we had approximately $24.1 million of federal and $6.4 million of state net operating loss carryforwards available to offset future taxable income which expire through 2020 and 2005, respectively, if not utilized. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that we may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

Comparison of years ended December 31, 1998 and 1999

Total revenues
Total revenues for the year ended December 31, 1999 were $5.4 million compared to $3.0 million for the year ended December 31, 1998, an increase of $2.4 million, or 80%. License revenues accounted

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

for $1.9 million of the increase primarily due to increased customer demand and increasing market acceptance of our products. Service revenues increased by $493,000 due to increases in consulting contracts and postcontract customer support services.

Total cost of revenues
Total cost of revenues for the year ended December 31, 1999 increased to $1.3 million, or 24% of revenues, from $1.0 million, or 34% of revenues, for the year ended December 31, 1998. The increase was primarily due to subcontracting consulting services to a third party vendor and an increase in personnel-related expenses in support of higher postcontract customer support activities. Cost of license revenues as a percentage of total revenues decreased from 13% to 4% due to lower royalty payments. Cost of service revenues as a percentage of total revenues decreased from 21% to 20% due to higher service revenues.

Research and development
Research and development expenses remained relatively constant at $4.5 million, or 83% of revenues, for the year ended December 31, 1999 compared to $4.4 million, or 145% of revenues, for the year ended December 31, 1998.

Sales and marketing
Sales and marketing expenses increased to $5.4 million, or 100% of revenues, for the year ended December 31, 1999 from $4.4 million, or 145% of revenues, for the year ended December 31, 1998. The increase in expenses was primarily due to increases in sales and marketing personnel expenses of $323,000 associated with hiring six additional employees, higher commission expenses of $321,000 associated with increased revenues, trade show expenses of $33,000, and advertising expenses of $201,000.

General and administrative
General and administrative expenses increased to $2.1 million, or 38% of revenues, for the year ended December 31, 1999 from $1.5 million, or 50% of revenues, for the year ended December 31, 1998. The increase in expenses was primarily due to higher payroll and related expenses of $91,000 associated with hiring three additional employees, professional fees of $188,000, facility expenses of $74,000, and travel expenses of $37,000.

Interest income
Interest income decreased $105,000 to $155,000 for the year ended December 31, 1999 from $260,000 for the year ended December 31, 1998. The decrease was primarily due to decreased interest income from lower interest rates on investments in 1999 and from lower average short-term investment balances in 1999 compared to 1998.

Income taxes
From inception through December 31, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits.

SEASONALITY

Our past operating results have been, and we expect that our future operating results will be, subject to fluctuations due to a number of factors, including seasonality of the buying patterns of our customers, the concentration of sales to large customers, dependence upon capital spending budgets and fluctuations in general economic conditions. The seasonal fluctuations occur in summer and in December, primarily due to vacation seasons and winter holidays.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations primarily through the sale of equity securities. We have received a total of approximately $46.9 million from private offerings of our equity securities and an additional $703,000 from the exercise of stock options. As of September 30, 2001, we had $5.4 million in cash and cash equivalents.

Cash used in operating activities was $3.5 million for the nine months ended September 30, 2001, $6.9 million in 2000, $7.0 million in 1999 and $7.0 million in 1998. Cash used in operating activities in the nine months ended September 30, 2001 reflected a net loss of $5.6 million, an increase in prepaid and deferred public offering costs of $536,000, decreases in accrued liabilities of $291,000 and deferred revenues of $782,000, partially offset by non-cash charges, a decrease in accounts receivable of $886,000, a decrease in unbilled receivables of $234,000, and an increase in accounts payable of $134,000. In 2000, cash used in operating activities reflected a net loss of $12.7 million and increases in accounts receivable of $510,000, partially offset by non-cash charges, increases in royalties payable of $317,000, accrued liabilities of $572,000 and deferred revenue of $2.7 million. In 1999, cash used in operating activities reflected a net loss of $8.1 million, partially offset by non-cash charges, increases in accounts receivable of $2.4 million, deferred revenue of $1.9 million and accrued liabilities of $950,000. The increase in deferred revenue in 2000 and 1999 was mainly due to increases in the number of one-year term licenses and postcontract customer support contracts for which postcontract customer support revenue is recognized over the term of the related contract, as well as payments received pursuant to the terms of contracts that included the delivery of future specified software upgrades. As a result, payments received were included in deferred revenue and no revenue was recognized pursuant to these contracts. In 1998, cash used in operating activities reflected a net loss of $8.2 million, partially offset by non-cash charges and a decrease in receivables.

Cash used in investing activities was $931,000 for the nine months ended September 30, 2001, $1.1 million in 2000, $386,000 in 1999 and $97,000 in 1998.
Cash used in investing activities in the nine months ended September 30, 2001 was primarily for the payments of $243,000 relating to the amendment of our technology license agreement with Nortel Networks, the purchase of customer support software for $233,000 and purchases of computer hardware and other equipment for $455,000. Cash used in investing activities in 2000 was primarily to purchase and implement enterprise software of $257,000, computer hardware and other equipment. Cash used in investing activities in 1999 and 1998 was primarily due to the purchase of computer hardware, software and other equipment.

Cash provided by financing activities was $107,000 for the nine months ended September 30, 2001, $14.5 million in 2000, $8.5 million in 1999 and $62,000 in
1998. Cash provided by financing activities in 2000 was primarily related to the sale of our Series I convertible preferred stock. Cash provided by financing activities in 1999 was primarily due to net proceeds received from the sale of our Series G and Series H convertible preferred stock.

In September 2001, we signed a Loan and Security Agreement with a bank under which we may borrow, on a revolving basis, up to $2 million at an interest rate equal to prime plus 1%, which was equal to an annual rate of 7% at September 30, 2001. The loan is collateralized by our assets, excluding our intellectual property. In the event of a default the loan is also collateralized by our intellectual property. Events of default include, among other things:

 . taking certain actions without the bank's consent, such as paying dividends, making new material investments, changing our business, a change of control or material dispositions of our business or property;

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


 . consummation of a merger or acquisition where we experience a change of control or a change in more than one of our executives;

 . failure to maintain monthly financial benchmarks, such as a minimum ratio of cash and net accounts receivable to current liabilities less deferred revenue, minimum tangible net worth, and, as measured over a three-month period, maximum operating losses;

 . failure to be profitable in the quarter ending June 30, 2002 or the occurrence of a monthly net loss in excess of $1.0 million for each of the last three months of 2001; and

 . failure to deliver monthly consolidated financial statements and copies of periodic filings with the Securities and Exchange Commission.

The agreement expires in September 2002. At September 30, 2001, there were no amounts outstanding under this agreement.

We expect to experience significant growth in our operating expenses, particularly in research and development and sales and marketing expenses, for the foreseeable future in order to execute our business strategy. As a result, we anticipate that operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines.

We believe that our existing cash and cash equivalents and the revolving line of credit available under our Loan and Security Agreement, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 12 months. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. There is no assurance that additional financing, if required, will be available in amounts or on terms acceptable to us, if at all.

From time to time, we may evaluate acquisitions of businesses, products or technologies that complement our business. Although we have no current plans in this regard, any transactions, if consummated, may consume a portion of our working capital or require the issuance of equity securities that may result in further dilution to existing stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging contracts. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The adoption of this pronouncement did not have an impact on our financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000 the SEC issued SAB No. 101A to defer for one quarter, and in June 2000 issued SAB 101B to defer for an additional two quarters, the effective date of implementing SAB 101, with earlier application encouraged. We have adopted SAB 101.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

Opinion No. 25, which clarifies the application of Accounting Principles Board Opinion No. 25, Stock Issued to Employees, for certain stock-based compensation issues. Among other issues, this interpretation clarifies (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. We adopted the provisions of FIN 44 as of the required effective dates.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 also addresses accounting and financial reporting for business combinations. Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. We have adopted SFAS No. 141, and we will adopt SFAS No. 142 on January 1, 2002. SFAS No. 141 did not impact our financial statements.

On October 3, 2001, the FASB issued Statement of Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 supercedes FAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business. FAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. FAS 144 is effective for all financial statements issued in fiscal 2003. We are in the process of evaluating the effect of FAS 144 on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Substantially all of our revenues are earned in US dollars. Operating expenses incurred by our foreign subsidiaries are denominated in local currencies. Accordingly, we are subject to exposure from movements in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on our financial position and operating results have not been material. We currently do not use financial instruments to hedge foreign currency risks. We intend to assess the use of financial instruments to hedge currency exposures on an ongoing basis.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OVERVIEW

Our proprietary technologies for embedded test enable the more efficient design and manufacture of complex semiconductors by allowing integrated circuit designers to embed into a semiconductor design test functionality that addresses each key stage of a complex semiconductor's life cycle. We believe our solution can reduce a customer's time-to-market, reduce manufacturing costs, improve manufacturing yields and reduce system software complexity. Our solution also allows testing of integrated circuits after they have been assembled onto boards and systems, which enables diagnostic test throughout the product's life cycle.

Our embedded test solution has been successfully deployed in complex semiconductors for gigabit switches, voice and data routers, high performance servers and wireless products. Our customers include integrated device manufacturers such as Agere Systems Inc., Fujitsu Limited, Hitachi Limited, Infineon Technologies AG, Intel Corporation, LSI Logic Corporation, National Semiconductor Corporation, NEC Corporation and Zarlink Semiconductor Inc., fabless semiconductor companies such as Applied Micro Circuits Corporation, Chrysalis-ITS Incorporated, Standard Microsystems Corporation, Inc., TranSwitch Corporation and Trebia Networks, Inc., and systems providers such as Boeing Satellite Systems, Inc., Cisco Systems, Inc., LG Electronics, Inc., Lucent Technologies Inc., Motorola, Inc., Nortel Networks Corporation, Raytheon Company, Sony Corporation, Sun Microsystems, Inc. and TRW Inc.

INDUSTRY BACKGROUND

Complex semiconductor designs are critical components of products that are fueling a wide variety of high growth markets, including wireless, broadband transport, Internet access, computing and consumer electronics. Improved communications services and remote access have accelerated the demand for communications access devices such as web enabled personal digital assistants and pagers, networking products such as routers, servers and switches, and wireless products such as wireless handsets and base stations. Gartner Dataquest estimates that the worldwide communications semiconductor market will grow from an aggregate of $41.9 billion in 1999 to $82.1 billion in 2004, representing a compound annual growth rate of 14%. Gartner Dataquest further estimates that high growth segments of the semiconductor market, which include chips for applications such as consumer digital cellular and enterprise local area network switch systems, will grow from $15.4 billion in 1999 to $40.2 billion in 2004, representing a compound annual growth rate of 21%.

The continuing evolution of semiconductors
Advancements in semiconductor design, manufacturing, assembly and test technologies over the past 30 years have enabled semiconductor providers to double the number of transistors on a chip approximately every 18 months, while improving performance and reducing manufacturing costs. In addition, recent advancements have enabled the integration of analog, digital and memory functions onto a single semiconductor design, resulting in a complex, system-on-a-chip. A system-on-a-chip improves system performance and reduces part count, resulting in lower power consumption, lower cost and smaller size of the end product. Moreover, the system-on-a-chip often is designed in functional blocks that can be reused in future semiconductor designs. By creating these functional blocks, integrated circuit designers can increase chip complexity while reducing their time to market and improving their return on invested capital by spreading their research and development costs over a greater number of semiconductor designs. Gartner Dataquest estimates that worldwide system-on-a-chip revenues will grow from $14.1 billion in 1999 to $61.5 billion in 2004, representing a compound annual growth rate of 34%.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Typical measures of complexity of a semiconductor design are the number of functional groups of transistors, commonly referred to as gates, the number of pins, the operating frequency and the presence of multiple functions. Semiconductors are generally considered to be complex if they have 1 million gates or more, pin count in excess of 300, operating frequency in excess of 100 megahertz, multiple clock domains and multiple functions, including processor cores, memory and analog blocks. Producing these complex semiconductors will require continued advances in semiconductor design, manufacturing, assembly and testing technologies.

The disaggregation of the semiconductor industry
Historically, most semiconductor companies have designed, manufactured, assembled and tested their semiconductors in-house using proprietary equipment and tools. As the cost of designing and manufacturing increasingly complex semiconductor chips has increased, the semiconductor industry has become disaggregated into a number of smaller industries, each concentrating on a particular aspect of semiconductor production. These industries are much more narrowly focused than traditional semiconductor companies. These industries include the manufacturing equipment industry, the electronic design automation industry, the foundry industry and the test, assembly and packaging industry. Each of these industries within the overall semiconductor industry faces its own significant challenges as semiconductor complexity continues to increase and average selling price decreases cause margins to continue to be under pressure. While each of these industries may be well positioned to manage its own challenges, there are instances of significant overall challenges that cannot be solved by one industry alone. A significant challenge facing several of these industries, and therefore the semiconductor industry as a whole, is the impending limit of current semiconductor test methodology.

The limits of external semiconductor test
As semiconductors become more complex, several physical and economic limits are beginning to impact the ability of the semiconductor industry to rely on conventional external testing methods.

Physical limits
The physical limits of external semiconductor test manifest themselves in three distinct manners:

 . Signal Delay and Degradation. Through a complicated set of cables and fixtures, semiconductor test equipment sends and receives very high-speed electrical signals to and from the chip under test. The electrical signals experience delay and degradation as they pass through the cables and fixtures, and this delay and degradation affects the speed and accuracy of the signals. As long as the testing is conducted from outside the semiconductor being tested, this delay and degradation cannot be eliminated, which impacts the speed and accuracy of the test being performed.

 . Test Equipment Not Keeping Pace with Semiconductors. According to the
  Semiconductor Industry Association's 1999 International Technology Roadmap for Semiconductors and 2000 Update, the operating speeds of semiconductors have increased at a compound 30% per year for the last two decades. Semiconductor test equipment, however, has only improved 12% per year over that same time period. As semiconductors are getting faster and faster, the equipment that tests them is simply unable to keep up.

 . Test Equipment Technology is a Generation Behind the Integrated Circuits
  Being Tested. Unlike most capital equipment used in the semiconductor industry, semiconductor testers rely on the use of semiconductor technology itself. Consequently, manufacturers of automated test equipment must use the current generation of available semiconductor technology to build equipment that will test the next generation of integrated circuits. The result of this is that the test equipment often lags behind the actual integrated circuits being tested by at least one generation of technology.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Economic limits
The semiconductor industry is also quickly approaching the economic limits of the current semiconductor test methodology.

 . External Test is Resource Intensive. Using traditional external testing methodology, design and test engineers need to generate and debug large test pattern databases to facilitate wafer probe and final test. This activity is time consuming and susceptible to software error. Up to six months is typical for this activity, and changes in the test program, which are often required as the process matures, can be cumbersome.

 . Slower Time-to-Market. Current test methodology involves numerous time-consuming engineering efforts at different steps throughout the design and manufacturing process, creating a barrier to rapid time-to-market for complex semiconductors. Even slight delays in getting a complex semiconductor to market can significantly reduce market penetration of the semiconductor and the overall revenue opportunity associated with the product.

 . Declining Production Yields. Production yields represent the percentage of good semiconductors resulting from the manufacturing process. Yields are declining because the accuracy of the testers being used has failed to keep pace with the increased speed and higher number of interfaces found on complex semiconductors, which can result in rejection of good chips. In its Roadmap, the Semiconductor Industry Association predicted that due to the physical limits of external test, yields for complex semiconductors would decline from 84% in 2001 to 73% in 2005.

 . Increasing Test Equipment Costs. VLSI Research forecasts the cost of high-end semiconductor test equipment for the test of complex semiconductors to increase from an average of $1.9 million per tester in 1995 to an average of $6.3 million per tester in 2005. This rapid increase in cost is driven in large part by the demand for more advanced equipment that tests systems-on-a-chip and semiconductors with very high speeds.

While semiconductor design, manufacturing and assembly technology has continued to evolve, resulting in more complex and less expensive semiconductors, the semiconductor industry rapidly is approaching the physical and economic limits of external semiconductor test. In its Roadmap, the Semiconductor Industry Association predicts that the cost of test may exceed the cost of fabrication by 2014. We believe that for high complexity integrated circuit designs, many of our customers already face this problem. Advances in test equipment alone can no longer enable the progression to higher speed and system-on-a-chip devices. An innovative, comprehensive testing solution which addresses all aspects of the semiconductor lifecycle is needed in order to overcome the limits of external test and permit the continued evolution of semiconductors.

THE LOGICVISION SOLUTION

We offer a comprehensive embedded test solution that can be used during every stage of complex semiconductor production and throughout the useful life of the semiconductor to overcome the limits of external test that arise as semiconductors become more complex. Our proprietary technology enables semiconductor companies to embed self-testers into a semiconductor design. Our comprehensive solution addresses each key stage of a complex semiconductor's life cycle, including: design; wafer-level testing, known as wafer probe; reliability testing under varying environmental conditions, known as burn-in; final test; system test; and in-field diagnostics. Our patented test methodology enables complex semiconductors to be tested at their operating speeds and more comprehensively than traditional external testing methods. Our software automates the embedding of testers within semiconductors and is designed to significantly reduce the need for creating time consuming and costly traditional external test programs.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Our solution is designed to provide our customers with the following benefits:

Enable faster and more powerful semiconductors. Our technology enables the more efficient design and cost-effective manufacture of complex semiconductors with higher performance levels, including higher speeds and increased functionality, higher levels of integration and modular design methodology. Our embedded test solution is able to test semiconductors at their operating speeds and is also able to simultaneously test multiple functions, including logic, memory, intellectual property cores and phase-locked-loops. Because our solution can embed test modules within each functional block of a system-on-a-chip, functions can be tested simultaneously and efficiently.

Reduce overall time-to-market. We have designed our solution not only to enable more efficient design and cost-effective manufacture of complex semiconductors but also to enable our customers to bring these semiconductors to market more quickly. Semiconductor product life cycles have been shrinking due to rapid technological change, thereby reducing the window of opportunity within which each product can generate revenues. Our embedded test solution can reduce time-to-market through each stage, including design, transition to manufacturing, volume production ramp and system bring-up. Embedded test simplifies the verification and debug of individual blocks, easing the transition from manufacturing to test. In addition, our technology eliminates the need for traditional, time-consuming, manual test program creation, enabling further reductions in time-to-market.

Reduce overall manufacturing cost. Our solution can also significantly reduce manufacturing costs by improving yields and by reducing test equipment cost, the amount of time and expense involved in the development of software test programs, and, frequently, test time. Our solution allows testing at the semiconductor's operating speed, increasing test accuracy and improving yields and quality. Our embedded test solution is also designed to decrease costs by detecting a greater percentage of defective semiconductors at wafer probe, prior to incurring unnecessary packaging and assembly costs. Embedded test allows for more cost-effective and efficient testing by enabling simultaneous testing of multiple functional blocks. Our solution also can extend the useful life of existing test equipment by minimizing the requirements placed on the external tester. By moving high complexity test functionality into the integrated circuit, tests of next generation semiconductors can continue to be performed on existing equipment, reducing the need for costly upgrades and new equipment.

Enable system level test and field diagnostics. In addition to streamlining test throughout the design and manufacturing process, our embedded test also enables system level test and field diagnostics. As semiconductors are incorporated into boards, systems and end products, initial customers and downstream customers can use our embedded test solutions to develop, diagnose and test their products. Once deployed in the field, our embedded test solution enables system self-test and debug at installation and on a continuing basis throughout the product's life.

STRATEGY

Our objective is to be the leading provider of embedded test solutions by establishing our proprietary technology as the industry standard for complex semiconductor designs. Key elements of our strategy include the following:

Continue to target customers in high-growth markets. We target companies in industries that we believe represent our greatest revenue opportunities. We intend to continue to focus our sales and marketing efforts on companies in high-growth communications markets, such as wireless, broadband transport, Internet access, computing and consumer electronics because these industries are rapidly deploying complex semiconductors.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Drive continued adoption of our embedded test solution by working with industry leaders. We intend to proliferate our intellectual property among leading integrated device manufacturers, fabless companies and systems companies. We focus on the leading companies in each of these market segments because they tend to be influential in setting standards. We have established customer relationships with leading integrated device manufacturers such as Agere Systems Inc., Fujitsu Limited, Hitachi Limited, Infineon Technologies AG,
LSI Logic Corporation, National Semiconductor Corporation, NEC Corporation and Zarlink Semiconductor Inc., fabless semiconductor companies such as Applied Micro Circuits Corporation, Chrysalis-ITS Incorporated, Standard Microsystems Corporation, Inc., TranSwitch Corporation and Trebia Networks, Inc., and systems providers such as Boeing Satellite Systems, Inc., Cisco Systems, Inc., LG Electronics, Inc., Lucent Technologies Inc., Motorola, Inc., Nortel Networks Corporation, Raytheon Company, Sony Corporation, Sun Microsystems, Inc. and TRW Inc. We focus considerable attention on systems providers because their use of our technology can drive adoption down the supply chain, by requiring their semiconductor suppliers to implement our solutions in their products. We also target leading semiconductor providers as they can drive adoption up the supply chain to their systems customers. We believe that by targeting leaders in multiple key market segments, we can drive broad industry acceptance of our solution.

Expand relationships with leading providers of complementary technologies. We continue to strengthen and expand our relationships with complementary technology providers in key design and manufacturing stages of semiconductor production. By ensuring that our technologies are compatible with those offered by such companies, we can increase customer acceptance of our solution. We are working with complementary technology providers, including semiconductor design tool vendors, such as Cadence Design Systems, Inc., Magma Design Automation, Inc., Model Technology, Inc. and Synopsys, Inc., semiconductor intellectual property providers, such as Artisan Components, Inc. and Virage Logic Corporation, and automated test equipment vendors, such as Advantest Corporation, Credence Systems Corporation, LTX Corporation, SZ Testsysteme AG and Teradyne, Inc., to provide a total solution for our customers. We are also focusing on developing relationships with other critical manufacturing technology and service providers, including emerging low cost automated test equipment companies, system test companies, foundries and contract test and assembly companies. We believe these industry relationships will help to establish our technologies as the industry standard.

Extend our technology leadership position. We believe that we are the first company to commercialize a reusable and portable embedded test solution that enables integrated self-testing and diagnostics throughout a semiconductor's entire life cycle. We believe our technology is a significant breakthrough that will substantially change the way semiconductor providers approach design and manufacturing. We plan to capitalize on our leadership in the embedded test market by actively pursuing design wins with industry-leading customers. We intend to continue to enhance our solution by adding more advanced and broader self-testing and diagnostic capability.

Drive revenue growth through licenses and royalties. We believe that as our technology becomes more widely accepted, revenue from royalties will increase. We intend to charge a per design or per unit royalty depending on the customer's business and requirements.

TECHNOLOGY

Embedded test
We believe that the fundamental solution to the limits of semiconductor test lies in embedded test technology. Our embedded test technology exploits strategically placed proprietary circuit structures within an integrated circuit to test and diagnose the chip at its intended operating speed. Conventional test is performed solely with external equipment, while embedded test is performed primarily using circuitry resident in the semiconductor design. By embedding test circuit structures on the semiconductor itself, our embedded test solution eliminates many of the key limitations associated with

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

conventional external testing. Our embedded test software automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics. Our embedded test technology creates and integrates our proprietary circuits with the existing design functions to address these requirements. Our technology also enables integrated circuit debug, board and system level diagnostics, system bring-up and in-field testing and diagnostics.

Design phase
Our embedded test technology is incorporated into integrated circuits in the form of user-configurable circuit structures that provide four functions:

 . access management -- necessary scan chains, shared isolation collars, boundary scan and test points to enable access to any point within complex designs;

 . timing management -- proprietary functionality for clock skew management, multiple cycle paths and multiple frequencies;

 . test signal generation and analysis -- proprietary functionality created for each design block to algorithmically generate and analyze circuit test data; and

 . external control -- IEEE 1149.1 compliant test access port.

Manufacturing phase
Because our embedded test circuits are incorporated in semiconductor designs, they are manufactured as part of the semiconductor. Our embedded testers facilitate at-speed test during wafer probe. Semiconductor devices that pass wafer probe test are then packaged, and our embedded testers are used again for final test. Our embedded test circuits are designed to be activated with simple external test signals applied through the industry standard IEEE 1149.1 test access port.

Test Development Functions. Using our technology, the bulk of the patterns applied to test the integrated circuit are created on-chip, with only minimal external control needed to achieve a pass-fail test. Our test development tools provide the engineer with the ability to create pass-fail test patterns, then optimize them for speed, execution time, accuracy, power and results.

Debug and Diagnostic Functions. Our embedded test provides a number of diagnostic modes to facilitate debug and diagnosis.

Implementation technologies
We have developed several technologies to facilitate the mainstream design and manufacturing use of embedded test technology. These include:

 . design automation algorithms and implementation for embedded test;

 . hierarchical isolation, access and assembly technologies;

 . embedded test design verification technologies;

 . high-performance circuit fault simulation algorithms and automation technologies;

 . capture-by-domain for multiple-clock timing;

 . at-speed, multi-frequency, multi-clock logic embedded test technology;

 . fault-insertion technology for system diagnostics;

 . at-speed, embedded and external memory test technologies;

 . at-speed interconnect test technology; and

 . test and measurement technologies for embedded phase-locked-loops.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


PRODUCTS

We offer a portfolio of products for the automated development, integration, and deployment of embedded test technology:

Technology products
Embedded Circuit Structures. Our embedded test technology enables our customers to design and manufacture our embedded test circuit structures for a specific design. For a typical design of 1 million gates and above, our embedded testers are less than a few thousand gates and represent only 1% to 2% of chip area. Our user-configurable embedded test circuit structures are designed to test memory, logic, cores, hierarchical blocks and interconnect.

Software products
We provide a suite of highly integrated software products for embedded test implementation on application specific integrated circuits and system-on-a-chip designs. We provide design software that automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics. Our software creates and integrates our proprietary circuits with the existing design circuits to address these requirements. We provide access and control software for use during chip and system test program development and manufacturing test. This enables user interaction with the embedded test circuits to evaluate and diagnose chip- and board-level failures during manufacturing. This includes pass-fail testing and basic failure diagnostics.

Product offerings
We currently offer our embedded test circuits, design software and manufacturing software products bundled together for each integrated circuit function. Our key embedded test products and their capabilities are described below.

------------------------------------------------------------------------------
       Products                             Applications
------------------------------------------------------------------------------
  Chip Test Assemble  . Embedded test intellectual property for IEEE 1149.1
                        Test Access Port and Boundary Scan functionality.
                      . Automates the integration and control of all embedded
                        test functions in a given integrated circuit.
                      . Can support up to 2048 scan chains and 30 embedded
                        test controllers per design.
                      . Includes manufacturing tools for integrated circuit
                        and system test and diagnosis of input/outputs.
------------------------------------------------------------------------------
  IC Memory BIST      . Provides intellectual property for flexible, area-
                        optimized, at-speed, memory embedded test
                        functionality.
                      . Supports single and multiport SRAMs, DRAMs and ROMs.
                      . Supports any size memory manufacturable in given
                        technology.
                      . Provides manufacturing tools for integrated circuit
                        and system test and diagnosis of embedded memories.
------------------------------------------------------------------------------
  Logic BIST          . Provides intellectual property for at-speed, multi-
                        frequency logic self-test and scan test functionality.
                      . Automates analysis, generation, assembly and
                        verification of logic test intellectual property.
                      . Supports high-speed multiple clock domains, including
                        those in excess of 100 megahertz, pipelining and
                        multi-cycle paths.
------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


------------------------------------------------------------------------------
       Products                             Applications
------------------------------------------------------------------------------
  Embedded Logic Test . Embedded test intellectual property for hierarchical, at-speed, embedded logic core test functionality.
                      . Automates a complete, hierarchical methodology for
                        system-on-a-chip design and test.
                      . Supports design partitioning and core reuse for
                        concurrent engineering.
                      . Facilitates transportable embedded test for functional
                        block re-use.
------------------------------------------------------------------------------
  Core Test           . Provides intellectual property for direct test access
                        and isolation of legacy core functionality.
                      . Automates generation, assembly and verification of
                        legacy core test collars and buses.
                      . Supports a dedicated test bus per core and sharing of
                        input/output pins for test and diagnosis.
                      . Provides manufacturing tools for integrated circuit
                        test and diagnosis of legacy cores.
------------------------------------------------------------------------------
  PLL BIST            . Embedded test intellectual property for accurate,
                        specification-driven test of phase-locked-loop
                        functionality.
                      . Automates generation, assembly and verification of
                        embedded test circuitry for phase-locked-loops.
                      . Supports measurement-based tests of jitter, loop-gain
                        and lock-range specifications.
                      . Measurement resolution to 0.125 of a gate delay.
------------------------------------------------------------------------------
  Programmable IC     . Provides intellectual property for runtime
  Memory BIST           programmable, at-speed, memory embedded test
                        functionality.
                      . Supports large, embedded DRAMs and high density,
                        embedded SRAMs.
                      . Supports both standard and user-proprietary memory
                        test algorithms.
                      . Usable during memory debug/characterization and go/no-
                        go manufacturing test.
------------------------------------------------------------------------------
  External Memory     . Provides intellectual property for flexible, high-
  Test                  speed, board-level memory module test functionality.
                      . Supports timing and algorithms for use with SRAMs,
                        DRAMs, SDRAMs and others.
                      . Automates generation, assembly and verification of
                        external memory embedded test controller.
                      . Includes manufacturing tools for system-level test and
                        diagnosis of board-level memories.
------------------------------------------------------------------------------
  At-Speed            . Provides intellectual property for at-speed, IEEE
  Interconnect Test     1149.1 compliant, board-level interconnect test
                        functionality.
                      . Supports at-speed interconnect testing using existing
                        low-speed, test patterns.
                      . Automates generation, integration and verification of
                        at-speed interconnect test intellectual property.
                      . Provides manufacturing tools for system-level test and
                        diagnosis of board-level interconnects.
------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


SERVICES

Design Services. We assist our customers with the design and manufacturing deployment of embedded test. Our design services help our customers analyze, generate, assemble and verify embedded test circuits. Our design services help our customers and partners rapidly adopt our technologies.

Technology Development Contracts. As a part of our strategy to make embedded test technology more applicable to custom designs, such as microprocessors, we enter into time-limited development contracts with industry leaders for specific projects. Our development contracts include developing new embedded test capabilities and appropriate modifications to our standard automation software. These contracts help our customers and partners to rapidly adopt our technologies.

SALES AND MARKETING

The majority of our sales are facilitated by a direct sales force. We have sales offices located throughout major cities in the United States, including San Jose, Los Angeles, San Diego, Dallas, Raleigh and Boston. Internationally we have offices in Ottawa, Montreal and the United Kingdom. Our sales in Asia are handled by distributors or sales representatives in Japan, Taiwan, Korea and Singapore. Field personnel consist of account managers who are responsible for all business aspects of the customer relationship, field application engineers who manage all the technical pre-sales issues and corporate application engineers who support customers post sales. As of September 30, 2001, we had 36 employees involved in sales and marketing and seven in customer service and operations.

The main goal of our sales force is to work with major systems and semiconductor companies who have the expertise to implement our technology today. We focus on leading companies because they are influential in setting standards. Examples of these companies include Sun Microsystems, LSI Logic and Motorola. We focus on developing customer relationships with companies in the areas of cellular, wireline and satellite communications, computer servers and graphics. Additionally, as systems companies use our technology, they often require their component suppliers to supply semiconductors with embedded test already designed in for their system use. In this way we can create both push and pull demand for our technology.

Our marketing efforts include product/technical marketing and merchandising, public relations, corporate communications and business development functions. We strive to develop relationships with industry partners such as application specific integrated circuit suppliers, silicon foundries, electronic design automation tool suppliers and intellectual property providers.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


CUSTOMERS

We license our proprietary technologies and software products to companies in key markets within the semiconductor and systems industries. Our customers include application specific integrated circuit or system-on-a-chip designers in system companies, fabless companies and integrated device manufacturers. Each of the following customers has accounted for license and service revenues of more than $100,000 since the beginning of 2000:

                                                   Integrated device manufacturers,
                                                   fabless and application specific
              Systems companies                       integrated circuit vendors
--------------------------------------------------------------------------------------
   Alcatel                                     Agere Systems Inc.
   Boeing Satellite Systems, Inc.              Applied Micro Circuits Corporation
   Cisco Systems, Inc.                         Brecis Communications Corporation
   LG Electronics, Inc.                        Chrysalis-ITS Incorporated
   Lucent Technologies Inc.                    Fujitsu Limited
   Mitsubishi Electric & Electronic USA, Inc.  Hitachi Limited
   Motorola, Inc.                              Infineon Technologies AG
   Nortel Networks Corporation                 Intel Corporation
   Raytheon Company                            Intersil Corporation
   Seagate Technology, Inc.                    LightSand Communications, Inc.
   Sony Corporation                            LSI Logic Corporation
   Sun Microsystems, Inc.                      Micron Technology Inc.
   TRW Inc.                                    National Semiconductor Corporation
                                               NEC Corporation
                                               SiCOM Incorporated
                                               Standard Microsystems Corporation, Inc.
                                               TeraLogic, Inc.
                                               Texas Instruments Incorporated
                                               TranSwitch Corporation
                                               Trebia Networks, Inc.
                                               Tundra Semiconductor
                                               Zarlink Semiconductor Inc.

During the year ended December 31, 2000, LSI Logic accounted for 15% of total revenues. During the nine months ended September 30, 2001, no customer accounted for 10% or more of total revenues.

RESEARCH AND DEVELOPMENT

Our ability to meet customer needs for improved technology, and maintain our technology leadership, depends largely on whether we can continue to rapidly develop new technology and introduce new products. We have made, and intend to continue to make, significant investments in research and development. In addition to an overall knowledge of test methodologies, embedded test requires an expertise in three diverse areas: integrated circuit design and verification, electronic design automation algorithms and software development, and software development for manufacturing test and test equipment. We have assembled a highly skilled and multi-disciplinary team for this purpose.

As of September 30, 2001 our engineering team comprised 38 employees, 22 of whom have advanced degrees, and most of whom have extensive industry experience in one or more of the aforementioned

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

areas of expertise. Our engineering team is organized into three development groups, each focusing on one of these three areas of expertise, and each contributing the related portion to the bundled product offerings. The development groups are:

 . Integrated Circuit Design -- Our integrated circuit design team focuses on the overall embedded test intellectual property architecture and its implementation and verification.

 . Design Software -- Our design software team focuses on developing the software that analyzes, generates, assembles, and verifies an integrated circuit design with embedded test.

 . Manufacturing Software -- Our manufacturing software team focuses on developing software for enabling test and diagnostic in manufacturing.

In addition to the three development groups, we have product engineering groups focused on software builds and release, documentation and quality assurance.

COMPETITION

The semiconductor and system industries are highly competitive and characterized by rapidly changing technology. The market for embedded test is still evolving and we expect competition to continue to emerge.

Design
In the design phase of product development, we face competition from traditional broad line electronic design automation providers like Mentor Graphics and Synopsys, and from smaller test tool providers such as the Fluence subsidiary of Credence and Syntest. These companies provide competing design-for-test technologies and some level of built-in self-test. We also face competition from methodologies developed internally at large integrated device manufacturers and systems companies, like IBM and Lucent.

Manufacturing
Because embedded test has the potential to impact the external test market, we believe traditional hardware tester manufacturers such as Advantest, Agilent, Credence, Schlumberger Limited and Teradyne all view embedded test and LogicVision as competition. Many of these companies are devoting significant resources to developing external solutions to testing complex integrated circuits, including working closely with some of our current and potential customers. Their efforts may result in the development of solutions that compete with our embedded test solution.

Many of the companies with whom we compete are significantly larger than we are and have greater financial resources. As embedded test is more broadly adopted in the market, we face the potential of one or more larger companies appearing as direct competition. We believe that the principal competitive factors in our market include proven technology, effective intellectual property, deployment automation, comprehensive manufacturing control and customer service. We believe we compete favorably with respect to all these factors.

INTELLECTUAL PROPERTY

We have a large portfolio of intellectual property covering the areas of test and diagnosis of logic, memory and mixed-signal circuits with focus on embedded, at-speed and parametric aspects. Both design and manufacturing methods are covered. As of September 30, 2001, our intellectual property

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

portfolio consisted of 10 issued US patents, 19 pending US patent applications, five issued Canadian patents, nine pending Canadian patent applications and six pending Patent Cooperation Treaty, or PCT, patent applications filed with the World Intellectual Property Organization and which serve as the basis of national patent filings in countries of interest. Our issued patents expire at various times between June 2016 and May 2019. Generally, the term of patent protection is 20 years from the earliest effective filing date of the patent application. Our portfolio also includes two patents for testing embedded memories and digital systems we have licensed from Nortel Networks. Our license agreement with Nortel may be terminated if we fail to make payments as required or otherwise materially violate the terms of the agreement, if a competitor of Nortel acquires a significant percentage of our common stock without first obtaining Nortel's consent or if we bring patent infringement proceedings against Nortel under any patent embodied in, or acquired as a result of access to, the technology we license from Nortel. After September 2002, we will not be required to make further royalty payments under our Nortel license agreement. Our patents, and the Nortel patents we license, cover technology intended to address problems we consider fundamental to embedded test, such as timing, power consumption and parametric testing.

We generally enter into confidentiality agreements with our employees, industry partners and customers, as well as generally control access to and distribution of our documentation and other proprietary information. Despite this protection, unauthorized parties may copy aspects of our current or future software products or obtain and use information that we regard as proprietary.

Our existing and future patents may be circumvented, blocked, licensed to others or challenged as to inventorship, ownership, scope, validity or enforceability. We may not receive competitive advantages from the rights granted under our patents. Furthermore, our current or future patent applications may not be issued with the scope of the claims sought by us, if at all. In addition, others may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies or design around the patents owned or licensed by us. If our products, patents or patent applications are found to conflict with any patents held by third parties, we could be prevented from selling our products, our patents may be declared invalid or our patent applications may not result in issued patents. In addition, in foreign counties, we may not receive effective patent and trademark protection. We cannot be sure that steps we take to protect our proprietary technologies will prevent misappropriation of our technologies.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions. There are numerous patents in the semiconductor industry and new patents are being issued at a rapid rate. This often results in significant and often protracted and expensive litigation. From time to time third parties may notify us of intellectual property infringement claims. If it is necessary or desirable, we may seek licenses under these third party patents or intellectual property rights. However, we cannot be sure that third parties will offer licenses to us or that we will find acceptable the terms of any offered licenses.

If we fail to obtain a license from a third party for proprietary technologies that we use, we could incur substantial liabilities, or be compelled suspend sales of our products or our use of processes requiring the technologies. Litigation could cause us to incur significant expenses, harm our sales of the challenged technologies or products and divert the efforts of our technical and management personnel, whether or not a court decides the litigation is in our favor. In the event we receive an adverse result in any litigation, we could be required to pay substantial damages, stop selling of infringing products, expend significant resources to develop or acquire non-infringing technology and discontinue the use of processes requiring the infringing technology or obtain licenses to the infringing technology. We may not be successful in the development or acquisition of intellectual property, or the necessary licenses

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

may not be available under reasonable terms, and any development, acquisition or license could require us to expend a substantial amount of time and other resources. Any of these developments would harm our business.

EMPLOYEES

As of September 30, 2001, we employed 93 full time employees and one part time employee, including 36 in sales and marketing, seven in customer service and operations, 38 in research and development, and 13 in finance and administration. Our employees are not covered by any collective bargaining agreements, and we consider our relations with our employees to be good.

PROPERTIES

Our principal executive offices are currently located in San Jose, California, where we lease approximately 17,690 square feet. We believe that these offices will be adequate to meet our requirements for the next 12 months. We have research and development offices in Montreal and Ottawa, Canada. We have domestic sales offices in Del Mar, Pasadena and Redondo Beach, California; Cary, North Carolina; Franklin, Massachusetts; and Addison and Austin, Texas. Our European headquarters are in the United Kingdom.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of the ordinary course of business. As of the date of this prospectus, there are no material legal proceedings pending or, to our knowledge, threatened against us.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table shows information about our executive officers and directors as of September 30, 2001:

Name                      Age Position(s)
----------------------------------------------------------------------------------------
Vinod K. Agarwal, PhD ..   49 President, Chief Executive Officer, Director and Secretary
John H. Barnet..........   66 Vice President of Finance and Chief Financial Officer
Michael C. Howells .....   39 Vice President of Engineering
Mukesh J. Mowji.........   43 Vice President of Manufacturing Business
Benoit Nadeau-Dostie,
   PhD .................   44 Chief Scientist
Dale S. Olstinske.......   46 Vice President of Sales
Rodger W. Sykes, PhD ...   45 Vice President of Marketing and Business Development
Navindra Jain,
   PhD(/1/).............   50 Chairman of the Board
Richard C.
   Black(/1/)(/2/)......   33 Director
D. James Guzy(/2/) .....   65 Director
David L. Sulman.........   58 Director
Jon D. Tompkins(/2/)....   61 Director

--------
(1)  Member of the Compensation Committee

(2)  Member of the Audit Committee

Vinod K. Agarwal, PhD, founded LogicVision in 1992 and has served as our President, Chief Executive Officer and a director since 1992. Prior to founding LogicVision, Dr. Agarwal was the Nortel/NSERC Industrial Research Chair Professor at McGill University in Montreal and served as a consultant to Nortel Networks Corporation, Hitachi, Ltd. and Eastman Kodak Company for developing their design-for-test/embedded test environment. In 1992, Dr. Agarwal was elected to be a Fellow of The Institute of Electrical and Electronics Engineers, Inc., or IEEE, for his contributions to built-in self-test and fault-tolerant computing. Dr. Agarwal is a co-inventor of several US patents on embedded test technology. He holds a BE in Electronics from Birla Institute of Technology and Science, Pilani, India, an M.S. in Electrical Engineering from University of Pittsburgh and a PhD in Electrical Engineering from Johns Hopkins University.

John H. Barnet has served as Vice President of Finance and Chief Financial Officer since September 1999, after having served as a financial consultant since January 1999. From 1996 to 1998, Mr. Barnet was Vice President of Finance and Administration and Chief Financial Officer of ESS Technology, Inc., a fabless semiconductor company. From 1992 to 1996, Mr. Barnet served as Executive Vice President, Finance and Chief Financial Officer for Trimble Navigation, Ltd., a manufacturer of global positioning satellite instruments. Prior to 1992, he held Vice President of Finance and Chief Financial Officer positions with Centex Telemanagement, Inc., Philips-Signetics Corporation, Teledyne Semiconductor and Acurex Corporation. Mr. Barnet holds a BS in Industrial Engineering from Stanford University and an MBA from Columbia University.

Michael C. Howells has served as our Vice President of Engineering since 1994 and joined us as our Director of Marketing in 1993. Prior to joining LogicVision, Mr. Howells was a Senior Product Marketing Engineer with Mitsubishi Electronics America in their application specific integrated circuit group. While at Mitsubishi, Mr. Howells was involved in marketing deep sub-micron application

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

specific integrated circuits, as well as development of related design flows and electronic design automation tools, and was also responsible for Mitsubishi's Ottawa application specific integrated circuit design center. He holds a BEng and an MEng in Electrical Engineering from McGill University.

Mukesh J. Mowji has served as our Vice President of Manufacturing Business since August 2000, responsible for business development and marketing in semiconductor manufacturing. From 1988 to 2000 Mr. Mowji held various senior positions in marketing, sales, and field operations at LTX Corporation, and, from 1979 to 1988, Mr. Mowji held various senior positions in engineering, operations and sales with the test equipment division of Schlumberger Limited's test equipment business. He holds a BS in Electrical Engineering from San Francisco State University.

Benoit Nadeau-Dostie, PhD, has served as our Chief Scientist since 1994. He was the primary architect of Bell-Northern Research and Northern Telecom's, now Nortel Networks, design-for-test/embedded test program that resulted in several key patents related to built-in self-test. He has been published in numerous journals, magazines and conference proceedings, specifically in the areas of memory, logic and printed circuit board embedded test. Dr. Nadeau-Dostie is an active member of several conference program committees, and is on the editorial board of Design & Test of Computers magazine. He is also a senior member of the IEEE 1149.1 Standard Working Group. He was elected a senior member of the IEEE based on his contributions in embedded test and design-for-test. Dr. Nadeau-Dostie has been co-inventor of several of our issued patents and the editor of Design for At-Speed Test, Diagnosis and Measurement. He holds a BS and a PhD from Universite de Sherbrooke.

Dale S. Olstinske has served as our Vice President of Sales since April 1998. He has directed and managed worldwide sales and marketing efforts for electronics companies in areas of design tools, electronic components, system-level products and application specific integrated circuit foundry services. Prior to joining LogicVision, Mr. Olstinske held the position of Executive Vice President at Frequency Technology, Inc. from August 1996 to April 1998. From February 1991 to August 1996, he held senior sales management and general management positions at LSI Logic Corporation. Prior to that, he held senior sales management and general management positions at Martan, Inc., Ready Systems and Intel Corporation. He holds a BS in Electrical and Computer Engineering from the University of Wisconsin.

Rodger W. Sykes, PhD, has served as our Vice President of Marketing and Business Development since July 1999. Prior to joining LogicVision, Dr. Sykes was the Marketing and Business Development Director for Philips Semiconductors, a division of Royal Dutch Philips, in the Windows Systems IC business unit from April 1997 to June 1999. While at Philips, he also managed the Paradise Multimedia business unit and prior to that was a lead member of the semiconductor strategic executive group. Prior to serving at Philips, Dr. Sykes spent 13 years at Texas Instruments Incorporated in Europe and the U.S. in various technical, marketing and business management roles in the ASIC sector. He holds a BS in Electronics and Applied Physics and a PhD in Semiconductor Device Physics from Durham University, UK.

Navindra Jain, PhD, has served on our board of directors since our inception in 1992 and has been Chairman of the Board since January 1996. In 1982, Dr. Jain co-founded Excelan Inc., a manufacturer of networking products, and was its Vice President of Engineering until it was acquired by Novell, Inc. in 1989. At Novell he served as Vice President and General Manager of the Internetworking and Network Management Divisions. In 1993 Dr. Jain resigned to pursue his personal interests, including investments in high-tech industries. Dr. Jain holds a BS in Electrical Engineering from Birla Institute of Technology and Science, Pilani, India and a PhD in Electrical Engineering from Carnegie Mellon University.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------


Richard C. Black has served on our board of directors since August 1994. Mr. Black has been the Managing Director of Royal Bank Capital Partners since February 2001. Mr. Black is also a Vice President with Helix Investments (Canada) Inc. and has been with Helix since May 1991. He also serves on the board of directors of Open Text Corporation, CRS Robotics Corporation and numerous private companies and on the advisory boards of Royal Bank Capital Partners and the Longtitude Fund LP. Mr. Black holds an HBA from the School of Business at the University of Western Ontario.

D. James Guzy has served on our board of directors since February 1999.
Mr. Guzy has served on the board of directors of Intel Corporation since 1969 and as Chairman of the Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969. Mr. Guzy also serves on the board of directors of Cirrus Logic, Inc., Micro Component Technology, Inc., Novellus Systems, Inc., Davis Selected Group of Mutual Funds, Alliance Capital Management Technology Fund and PLX Technology. Mr. Guzy holds a BS from the University of Minnesota and an MS from Stanford University.

David L. Sulman has served on our board of directors since July 1999. Mr. Sulman has been a Senior Vice President of Teradyne, Inc., a supplier of automatic test equipment and software for the electronics and telecommunications industries, since 2000, and was a Vice President from 1994 to 1999. Since joining Teradyne as a design engineer in 1974, he has led the initial development of the assembly test division's L200 board-test product line and the engineering effort behind Teradyne's A5/Catalyst family of mixed-signal and system-on-a-chip tests. He served as General Manager of the Industrial/Consumer Division from 1992 to March 2000. Mr. Sulman holds a BA from Yale University and an MS in Electrical Engineering from the Massachusetts Institute of Technology.

Jon D. Tompkins has served on our board of directors since July 1999. In June 1999, Mr. Tompkins retired as Chairman of the Board of Directors of KLA-Tencor Corporation, a supplier of process diagnostic system and yield management solutions to the semiconductor and data storage industries, where he had served as Chairman from July 1998 to June 1999 and as Chief Executive Officer and a director from April 1997 to July 1998. Prior to the merger of KLA and Tencor, Mr. Tompkins served as Chief Executive Officer, President and a director of Tencor Instruments from April 1991 to April 1997 and was appointed Chairman of the Board of Directors of Tencor in November 1993. Mr. Tompkins currently serves on the board of directors of KLA-Tencor, Credence Systems Corporation, Cymer, Inc. and Electro Scientific Industries, Inc. He also served as Chairman of the Board of SEMI/SEMATECH from June 1998 to June 1999. Mr. Tompkins holds a BS in Electrical Engineering from the University of Washington and an MBA from Stanford University.

BOARD OF DIRECTORS

We currently have authorized six directors. All directors are elected to hold office until the next annual meeting of our stockholders and until their successors have been elected. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

Our board of directors has a compensation and an audit committee. Our compensation committee is responsible for, among other things, determining salaries, incentives and other forms of compensation for directors, officers and employees and administering various incentive compensation and benefit plans. Messrs. Black and Jain are the current members of our compensation committee. Our audit committee reviews our annual audit and meets with our independent auditors to review our internal accounting procedures and financial management practices. Messrs. Black, Guzy and Tompkins are the current members of our audit committee.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------


DIRECTOR COMPENSATION

Except as we otherwise describe below, we have not paid any cash compensation to members of our board of directors for their services as directors.

We reimburse outside directors for reasonable expenses in connection with attendance at board and committee meetings. Directors also are eligible to receive stock options under our 1994 stock plan. Directors who are not employees will also receive options under our 2000 stock plan. See "Stock plans--2000 Stock Incentive Plan."

INDEMNIFICATION AGREEMENTS

We plan to enter into agreements to indemnify our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. For information concerning transactions between us and Messrs. Black and Jain, or their affiliates, see "Related party transactions."

EXECUTIVE COMPENSATION

The following table summarizes all compensation paid to our chief executive officer and to our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during the fiscal years ended December 31, 1999 and 2000.

Summary compensation table

-------------------------------------------------------------------------------
                                                                      Long-term
                                   Annual compensation             compensation
                                 ---------------------------- -----------------
                                        Salary                Shares underlying
Name and position(s)             Year      ($)      Bonus ($)       options (#)
-------------------------------------------------------------------------------
Vinod K. Agarwal, PhD........... 2000 $240,898       $98,102            150,000
 Chief Executive Officer and
  President                      1999  239,000        50,000             75,000

John H. Barnet.................. 2000  180,000        60,000             25,000
 Vice President of Finance and   1999  163,333            --            122,500
  Chief Financial Officer

Michael C. Howells.............. 2000  173,211        50,000             70,000
 Vice President of Engineering   1999  165,000        30,000             37,500

Dale S. Olstinske............... 2000  298,251(/1/)   15,000             20,000
 Vice President of Sales         1999  204,628(/1/)   10,000                --

Rodger W. Sykes, PhD(/2/)....... 2000  172,231        48,000                --
 Vice President of Marketing and 1999   27,500        15,000            100,000
  Business Development

--------
(/1/) Includes sales commissions.

(/2/) Mr. Sykes joined LogicVision in July 1999.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------


STOCK OPTIONS

The following tables set forth certain information for the fiscal year ended December 31, 2000 with respect to stock options granted to and exercised by the individuals named in the Summary compensation table above. The percentage of total options granted is based on an aggregate of 971,645 options granted to employees in 2000.

Option grants in 2000

--------------------------------------------------------------------------------------------
                                                                       Potential realizable
                                                                         value at assumed
                                     Percentage                           annual rates of
                           Number of   of total                             stock price
                              shares    options                          appreciation for
                          underlying granted to    Exercise              option term(/3/)
                             options  employees   price per Expiration ---------------------
Name                         granted    in 2000  share(/1/)  date(/2/)     5% ($)    10% ($)
--------------------------------------------------------------------------------------------
Vinod K. Agarwal,
   PhD(/4/).............     150,000       15.4%      $5.00   8/9/2010 $1,449,008 $2,751,552

John H. Barnet(/5/).....      25,000        2.6        5.00   8/9/2010    241,501    458,592

Michael C.
   Howells(/6/).........      42,500        4.4        3.60   5/4/2010    470,052    839,106
                              27,500        2.8        5.00   8/9/2010    265,651    504,451

Dale S. Olstinske(/7/)..      20,000        2.1        5.00   8/9/2010    193,201    366,874

Rodger W. Sykes, PhD....          --         --          --         --         --         --

--------
(/1/) The exercise price for each grant is equal to 100% of the fair market value of our common stock on the date of grant.

(/2/) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(/3/) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(/4/) The options vest over five years. Options vested as to 15,000 shares on each of August 9, 2000, January 1 and July 1, 2001. Options vest as to 15,000 shares on January 1 and July 1 of each year through January 1, 2005.

(/5/) The options vest as to 6,250 shares every three months beginning on November 1, 2000.

(/6/) Options to purchase 42,500 shares vest as to 16,000 shares on February 8, 2000, and the remainder vests as to 3,312 and 3,313 shares alternating every six months beginning on August 8, 2000. Options to purchase 27,500 shares vest as to 2,750 shares every six months beginning on August 9, 2001.

(/7/) The options vest as to 5,000 shares every six months beginning on January 1, 2001.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------


Aggregated option exercises in 2000 and year-end option values

The value realized is based on the difference between the fair market value of the common stock on December 31, 2000, and the exercise price of the option, multiplied by the number of shares issuable upon exercise of the option.

                                                 Number of unexercised       Value of unexercised
                                                       options at          in-the-money options at
                               Shares              December 31, 2000          December 31, 2000
                          acquired on    Value -------------------------- --------------------------
Name                         exercise realized Exercisable  Unexercisable Exercisable  Unexercisable
----------------------------------------------------------------------------------------------------
Vinod K. Agarwal, PhD ..           --     $ --     515,000        210,000  $4,322,500     $1,083,000
John H. Barnet..........           --       --      47,500         87,500     323,650        572,750
Michael C. Howells......           --       --      41,188         78,812     282,165        438,835
Dale S. Olstinske.......           --       --      53,500         66,500     428,000        452,000
Rodger W. Sykes, PhD ...           --       --      26,562         73,438     192,309        531,691

STOCK PLANS

1994 Flexible Stock Incentive Plan
Our 1994 Stock Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, officers and employee directors and the granting of nonstatutory stock options and stock purchase rights to employees, officers, directors, including non-employee directors, and consultants. As of September 30, 2001, 805,751 shares of common stock have been issued upon exercise of options granted under our 1994 Stock Plan and options to purchase 2,271,968 shares of common stock were outstanding. Options granted under the 1994 Stock Plan generally become exercisable at the rate of 1/4 of the total number of shares subject to the options 12 months after the vesting commencement date, and 1/8 of the total number of shares subject to the options every six months thereafter. The 1994 Stock Plan provides that in the event we are involved in a merger or sale of assets following which our stockholders would hold less than 50% of the voting power of the surviving or acquiring corporation, we will make appropriate adjustments in order to preserve the benefits of options outstanding under the plan. Options granted under the 1994 Stock Plan terminate immediately prior to the effective date of such a merger or asset sale, unless the surviving or acquiring company assumes them. Our 2000 Stock Plan is intended to serve as a successor to the 1994 Stock Plan. When our 2000 Stock Plan becomes effective, as described below, no further grants will be made under the 1994 Stock Plan. In addition, when our 2000 Stock Plan becomes effective, shares that are subject to expired, terminated or unexercised options, or shares which are then available for grant under our 1994 Stock Plan, will become available for grant or issuance under our 2000 Stock Plan.

2000 Stock Incentive Plan
In August 2000, our board of directors adopted the LogicVision, Inc. 2000 Stock Incentive Plan to be effective on the date of this offering. Our stockholders approved the 2000 Stock Plan in November 2000. A total of 1,000,000 shares of common stock are currently reserved for issuance under the 2000 Stock Plan pursuant to the direct award or sale of shares or the exercise of options granted under the 2000 Stock Plan. The number of shares reserved for issuance under our 2000 Stock Plan will be increased on the first day of each of our fiscal years from 2002 to 2010 by the lesser of 750,000 shares, 3.5% of the outstanding shares of our common stock on that date or a lesser amount determined by our board of directors. If any option granted under the 2000 Stock Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants. Also, if any option granted under

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

the 2000 Stock Plan expires or terminates for any reason without having been exercised in full, then the number of shares available for issuance under the 2000 Stock Plan will be increased by a number equal to the unpurchased shares subject to that option.

Under the 2000 Stock Plan, all of our employees, outside directors and consultants are eligible to purchase shares of common stock and to receive awards of shares or grants of nonstatutory options. Employees are also eligible to receive grants of incentive stock options, or ISOs, intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended, or the Code. The 2000 Stock Plan is administered by the compensation committee of our board of directors, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the number of shares to be made subject to each sale, award or grant, and prescribes other terms and conditions, including the type of consideration to be paid to us upon sale or exercise and vesting schedules in connection with each sale, award or grant.

The exercise price under the nonstatutory options generally must be at least 100% of the fair market value of the common stock on the date of grant. The exercise price under ISOs cannot be lower than 100% of the fair market value of the common stock on the date of grant and, in the case of ISOs granted to any of our stockholders who hold more than 10% of our voting power, not less than 110% of such fair market value. The term of an option cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of our voting power cannot exceed five years. Options generally expire not later than 90 days following a termination of employment or 12 months following the optionee's death or permanent disability.

Under our 2000 Stock Plan, each outside director, or director who is not an employee, will receive a nonstatutory stock option to purchase 7,500 shares on the first business day after election to the board of directors. On the first business day following each regular annual meeting of our stockholders following his or her election to the board of directors, each outside director will receive a nonstatutory stock option to purchase 2,500 shares, or a pro rata portion of that amount, if he or she is not elected at an annual stockholders' meeting. The exercise price of all such grants to outside directors will be 100% of the fair market value of a share of common stock on the date of grant, and these stock options will vest annually in three equal installments.

2000 Employee Stock Purchase Plan
Our 2000 Employee Stock Purchase Plan was adopted by the board of directors in September 2000 to be effective on the date of this offering. Our stockholders approved the plan in November 2000. A total of 250,000 shares of our common stock has been reserved for issuance under the plan, subject to adjustment for dilutive events. The number of shares reserved for issuance under the plan will be increased on the first day of each fiscal year, commencing in 2002, by the lesser of 125,000 shares, 1% of the outstanding shares on that date or a lesser amount as determined by the board of directors. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the compensation committee of our board of directors.

The plan will be implemented during a series of successive offering periods, each with a duration of six months. The initial offering period will start on the date of the commencement of this offering and end on July 31, 2002. Thereafter, new offering periods will commence on February 1 and August 1 of each year. During each accumulation period, payroll deductions will accumulate, without interest. On the last business day of each accumulation period, accumulated payroll deductions will be used to purchase common stock.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------


Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may elect to become participants in the plan for any offering period no later than 15 days prior to the commencement of that offering period. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. For each offering period, the purchase price per share will be equal to the lower of 85% of the fair market value per share on the last trading day of the month in which the offering period expires or, if lower, 85% of the fair market value per share on the last trading day before the commencement of the offering period. Semi-annual purchase dates will occur on the last business day of July and January each year. No participant may purchase more than 375 shares on any purchase date or shares with a fair market value in excess of $25,000 in any calendar year.

Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the fair market value per share on the last trading day before the commencement of the offering period or, if lower, 85% of the fair market value per share immediately prior to the acquisition. The board of directors may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

401(k) PLAN

Effective November 1, 1995, we established a tax-qualified employee savings and retirement plan for which our employees will generally be eligible. Under our 401(k) Plan, employees may elect to reduce their current compensation and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by us on behalf of all participants in the 401(k) Plan. To date, we have made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Related party transactions

In August 1996, we loaned Michael Howells, our Vice President of Engineering, $75,000 in connection with his relocation to San Jose. The loan bears simple interest at the rate of 8.0% per year. We agreed to forego interest on this loan for five years and to reimburse Mr. Howells for taxes on such foregone interest. The loan is secured by 50,000 shares of our common stock. On June 19, 2001, Mr. Howells entered into a 10-year interest amortization schedule at 8.0% per year.

From January 1998 through June 2000, we sold shares of our preferred stock in private financings as follows:

 . 605,880 shares of Series G Convertible Preferred Stock and warrants to purchase 424,113 shares of common stock, for aggregate consideration of $5,149,980, in January and March 1999;

 . 387,616 shares of Series H-1 Convertible Preferred Stock and warrants to purchase 271,309 shares of Series H-2 Convertible Preferred Stock, for aggregate consideration of $3,294,736, in May and June 1999;

 . 1,715,768 shares of Series I Convertible Preferred Stock and a warrant to purchase 22,847 shares of Series I Convertible Preferred Stock, for aggregate consideration of $14,584,028, in January, March and June 2000.

Each share of Series G, H-1, H-2 and I Convertible Preferred Stock will convert into one share of common stock upon the closing of this offering. Each warrant to purchase Series H-2 Convertible Preferred Stock and the warrant to purchase Series I Convertible Preferred Stock will convert into a warrant to purchase common stock upon the closing of this offering. The purchasers of the preferred stock include the following directors, officers, holders of 5% of our securities and their affiliated entities:

                                                           Warrants to
                          Shares of preferred stock  purchase capital stock
                          -------------------------- ------------------------
                           Series             Series    Common
Investor                        G Series H-1       I     stock     Series H-2
------------------------------------------------------------------------------
Citicorp(/1/)............  58,823         -- 352,941     41,176             --
CG Asian-American Fund,
 L.P.(/2/)...............  14,117         --      --      9,882             --
Citi Growth Fund II
 Offshore L.P.(/2/)......  14,117         --      --      9,882             --
D. James Guzy(/3/).......  29,412         --      --     20,588             --
Navindra Jain(/4/)....... 117,647         --      --     82,352             --
Princeton Global Fund,
 L.P. ...................   7,059         --      --      4,940             --
Teradyne, Inc.(/5/)......      --    376,470 211,764         --        263,507
Jon D. Tompkins(/6/).....      --      7,500      --         --          5,249

--------
(/1/) Includes 235,294 shares of Series I Convertible Preferred Stock held by
      Internet Opportunities LLC I, an affiliate of Citicorp. See "Principal stockholders."

(/2/) Kilin To is an officer of the general partner of CG Asian-American Fund, L.P. and Citi Growth Fund II Offshore, L.P. Mr. To was a director of LogicVision from May 1997 to August 2000.

(/3/) Includes 29,412 shares of Series G Convertible Preferred Stock and warrants to purchase 20,588 shares of common stock held by the Arbor Company. Mr. Guzy, one of our directors, is Chairman of the Arbor Company.

(/4/) Dr. Jain is one of our directors.

(/5/) David L. Sulman, one of our directors, is a Senior Vice President of Teradyne.

(/6/) Mr. Tompkins is one of our directors.

--------------------------------------------------------------------------------

Related party transactions

--------------------------------------------------------------------------------


In connection with the sale of our Series F Convertible Preferred Stock to Citicorp in May 1997, we entered into an agreement with Citicorp relating to Citicorp's ability to vote in elections of directors. This agreement provides that Citicorp or any entity controlled by Citicorp will have no right to vote in the election of directors with respect to any securities held by those entities in excess of 4.99% of all shares entitled to vote in that election.

In February 1999, we granted an option to the Arbor Company to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share. We issued 50,000 shares to the Arbor Company upon exercise of this option in May 1999. Mr. Guzy, one of our directors, is Chairman of the Arbor Company.

In July 2000, we issued 209,000 shares of our common stock to Helix (PEI) Inc. pursuant to the exercise of a stock option, at an exercise price of $0.50 per share, for aggregate consideration of $104,500. Richard Black, one of our directors, is an officer of Helix (PEI)'s corporate parent. See "Principal stockholders."

The purchasers of the above shares of preferred stock are entitled to registration rights. See "Description of capital stock--Registration rights."

We believe that the transactions described above were on terms no less favorable than could be obtained from unaffiliated parties.

For information concerning indemnification of directors and officers, see "Management--Indemnification agreements" and "Description of capital stock-- Limitation of liability and indemnification matters."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal stockholders

The following table sets forth information as of September 30, 2001 about the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned before and after the completion of this offering by:

 . each executive officer named under "Management--Executive compensation";

 . each of our directors;

 . each person known to us to be the beneficial owner of more than 5% of our common stock; and

 . all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o LogicVision, Inc., 101 Metro Drive, Third Floor, San Jose, California 95110.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

For purposes of the table below, we have assumed that 14,124,358 shares of common stock will be outstanding upon completion of this offering, based on 9,624,358 shares of common stock outstanding on September 30, 2001. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2001. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

                                                        Percentage of
                                                        common stock
                                                        beneficially
                                                            owned
                                     Number of shares ------------------
Name and address of beneficial        of common stock   Before     After
owner                              beneficially owned offering  offering
-------------------------------------------------------------------------
Directors and Named Executive
 Officers:
Vinod K. Agarwal, PhD(/1/)........          1,070,000     10.5%      7.3%
Navindra Jain, PhD(/2/)...........            783,592      8.1       5.5
Richard C. Black(/3/)(/11/).......          1,754,318     18.2      12.4
D. James Guzy(/4/)................            100,000      1.0        *
David L. Sulman(/5/)(/13/)........            851,742      8.6       5.9
Jon D. Tompkins(/6/)..............             42,749       *         *
John H. Barnet(/7/)...............             97,500      1.0        *
Michael Howells(/8/)..............            306,687      3.2       2.2
Dale Olstinske(/9/)...............             86,500       *         *
Rodger W. Sykes, PhD(/10/)........             51,562       *         *
All directors and executive
   officers as a group (12
   persons).......................          5,250,650     47.7      33.9

5% Stockholders:
Helix (PEI) Inc.(/11/)............          1,739,068     18.1      12.3
Citicorp(/12/)....................          1,063,877     10.9       7.5
Teradyne, Inc.(/13/)..............            851,742      8.6       5.9
Entities affiliated with Citi
   Growth Funds(/14/).............            778,460      8.0       5.5

--------------------------------------------------------------------------------

Principal stockholders

--------------------------------------------------------------------------------

--------
  *    Less than 1%.

 (/1/) Includes 570,000 shares subject to options.

 (/2/) Includes 82,352 shares subject to warrants and 7,500 shares subject to options.

 (/3/) Includes 1,739,068 shares held by Helix (PEI) Inc. and 7,500 shares subject to options. Mr. Black, a Vice President of Helix Investments (Canada) Inc., Helix (PEI)'s corporate parent, disclaims beneficial ownership of the shares held by Helix (PEI), except to the extent of his pecuniary interest therein.

 (/4/) Includes 79,412 shares held by the Arbor Company and 20,588 shares subject to warrants held by the Arbor Company. Mr. Guzy is the Chairman of the Arbor Company.

 (/5/) Includes 588,235 shares held by Teradyne, Inc. and 263,507 shares subject to warrants held by Teradyne. Mr. Sulman is a Senior Vice President of Teradyne. Mr. Sulman disclaims beneficial ownership of the shares held by Teradyne except to the extent of his pecuniary interest therein.

 (/6/) Includes 5,249 shares subject to warrants and 30,000 shares subject to options.

 (/7/) Includes 85,000 shares subject to options.

 (/8/) Includes 244,000 shares held by a family trust of which Mr. Howells is a trustee and 62,687 shares subject to options.

 (/9/) Includes 86,500 shares subject to options.

(/10/) Includes 51,562 shares subject to options.

(/11/) Helix (PEI) Inc. is a wholly-owned subsidiary of Helix Investments
       (Canada) Inc. Based on information provided by Helix Investments (Canada), the following persons exercise voting and/or dispositive power with respect to the shares held by Helix Investments (Canada): Chris Anderson, May Anis, Don Armour, Richard C. Black, Bob Brooks, Tullio Cedraschi, James Dent, Hugh Hallward, Michael Koerner, David Lank, Jack Lawrence, Douglas Ross, Stephen J. Sadler, Benjamin Webster and Jim Wooder. Mr. Black is a Vice President of Helix Investments (Canada). The address for Helix (PEI) Inc. is 46 Robin Hood Road, Toronto, Canada M9A 2W8.

(/12/) Includes 120,863 shares subject to warrants. Includes 235,294 shares held by Internet Opportunities LLC I. Citicorp is the managing member of the managing member of Internet Opportunities LLC I. Based on information provided by Citicorp, each of Citicorp and Internet Opportunities LLC I has sole voting and investment power with respect to all shares owned by it, subject to an agreement with us limiting their power to vote those shares in the election of directors. See "Related party transactions." Citicorp and Internet Opportunities LLC I are controlled by Citigroup, Inc., a publicly held corporation. The address for Citigroup is 399 Park Avenue, New York, NY 10043.

(/13/) Includes 263,507 shares subject to warrants. Mr. Sulman is a Senior
       Vice President of Teradyne. Teradyne is a publicly held corporation. The address for Teradyne is 321 Harrison Avenue, Boston, MA 02118.

(/14/) Includes 264,116 shares and 47,382 shares subject to warrants held by Citi Growth Fund II Offshore, L.P.; 264,116 shares and 47,382 shares subject to warrants held by CG Asian-American Fund, L.P.; and 131,809 shares and 23,653 shares subject to warrants held by Princeton Global Fund, L.P. Based on information provided by Sycamore Management Corporation, Messrs. Kilin To, Peter G. Gerry, and John R. Whitman equally own and control Sycamore Management Corporation, investment adviser to, and the general partner of the general partner of, Citi Growth Fund II Offshore, L.P. and CG Asian-American Fund, L.P. Based on information provided by Princeton Global Capital Management Company, Messrs. Subir Ray, Abbas Al Qattan, and J. William Taylor are officers, directors and owners of Princeton Global Capital Management Company, the general partner of the general partner of Princeton Global Fund, L.P. Sycamore Management Corporation and Princeton Global Capital Management Company are co-investment advisors to this fund. The address for Sycamore Management Corporation and Princeton Global Capital Management Company is c/o Sycamore Ventures, 989 Lenox Drive, Suite 208, Lawrenceville, NJ 08648.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

GENERAL

The following description of our securities and provisions of our restated certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our restated certificate of incorporation and bylaws that have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part, and to the provisions of Delaware law.

Upon the closing of this offering, our authorized capital stock, after giving effect to the conversion of all outstanding preferred stock into common stock, and the amendment of our certificate of incorporation, will consist of 125,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

COMMON STOCK

As of September 30, 2001, there were 9,624,358 shares of common stock outstanding held by approximately 196 stockholders of record, assuming the automatic conversion of each outstanding share of preferred stock upon the closing of the offering.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of funds legally available therefor. See "Dividend policy." Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

Upon the closing of this offering, all outstanding shares of preferred stock will be converted into common stock. See Note 6 of "Notes to consolidated financial statements" for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be restated to delete all references to the prior series of preferred stock, and 5,000,000 shares of undesignated preferred stock will be authorized. The board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and other rights of those shares. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of us. We have no present plans to issue any shares of preferred stock.

WARRANTS

Upon the closing of this offering, we will have outstanding warrants to purchase an aggregate of 1,038,896 shares of our common stock at exercise prices ranging from zero to $8.50, or a weighted average exercise price of $3.72. These warrants expire on dates ranging from May 2002 to December 2009 and may expire earlier upon a sale of the company, as defined in the warrants.

REGISTRATION RIGHTS

After this offering, the holders of 8,704,840 shares of common stock issued upon conversion of the preferred stock and 1,038,896 shares of common stock issuable upon exercise of outstanding warrants are entitled to contractual rights to require us to register those shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. These holders have waived their rights to include their shares in this offering. One hundred and eighty days after the effective date of the registration statement of which this prospectus is a part, and subject to limitations and conditions specified in the investor rights agreement with the holders, holders of at least 33% of all or part of those shares may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration have an anticipated aggregate public offering price of at least $10,000,000. We are not obligated to effect more than two of these stockholder-initiated registrations. Holders of those shares may also require us to file additional registration statements on Form S-3, subject to limitations specified in the investor rights agreement.

DELAWARE ANTI-TAKEOVER LAW AND SELECTED CHARTER PROVISIONS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock.

Upon the closing of this offering, our certificate of incorporation will provide that our bylaws may be repealed or amended only by a two-thirds vote of the board of directors or a two-thirds stockholder vote. Further, the certificate of incorporation will require that all stockholder action be taken at a stockholders' meeting. In addition, those provisions of the certificate of incorporation may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors voting together as a single class. The provisions described above, together with the ability of the board of directors to issue preferred stock as described above, may have the effect of deterring a hostile takeover or delaying a change in our control or management.

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability:

 . for any breach of their duty of loyalty to us or our stockholders;

 . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 174 of the Delaware General Corporation Law; or

 . for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least two-thirds of our shares entitled to vote in the election of directors, voting as one class.

Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We intend to enter into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

NASDAQ SYMBOL

Our common stock is listed on the Nasdaq National Market under the symbol LGVN.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

SALE OF RESTRICTED SHARES

Upon completion of this offering, we will have outstanding 14,124,358 shares of common stock. The 4,500,000 shares of common stock being sold in this offering will be freely tradable, unless they are purchased by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act, in which case they may only be sold in compliance with the limitations described below. The remaining shares are "restricted shares" within the meaning of Rule 144 under the Securities Act. These remaining shares are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act, which are summarized below.

As a result of the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

 . 207,849 shares will be eligible for sale on the date of this prospectus;

 . 29,411 shares will be eligible for sale 90 days after the date of this prospectus;

 . 9,387,098 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus; and

 . 1,749,483 shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS

All of our executive officers, five of our directors and most of our stockholders, who collectively hold an aggregate of 8,979,064 shares of common stock, have agreed that they will not sell any common stock owned by them without the prior written consent of UBS Warburg for a period of 180 days from the date of this prospectus. UBS Warburg may, in its sole discretion and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period.

--------------------------------------------------------------------------------

Shares eligible for future sale

--------------------------------------------------------------------------------


RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 . 1% of the then outstanding shares of common stock, or approximately 141,244 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option; or

 . the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. However, if a person, or persons whose shares are aggregated, is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above, if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate.

RULE 701

Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale upon the expiration of the lock-up agreements.

STOCK PLANS

We intend to file registration statements under the Securities Act covering the shares of common stock reserved for issuance under our stock plans. These registration statements are expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under these registration statements will be available for sale in the open market, unless those shares are subject to vesting restrictions with us or the contractual restrictions described above.

REGISTRATION RIGHTS

In addition, after this offering, the holders of approximately 8,704,840 shares of common stock and warrants to purchase 1,038,896 shares of common stock will be entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See "Description of capital stock-- Registration rights."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, SG Cowen Securities Corporation and Dain Rauscher Incorporated are the representatives of the underwriters.

Underwriters                                                    Number of shares
--------------------------------------------------------------------------------
UBS Warburg LLC...............................................         2,175,000
SG Cowen Securities Corporation...............................         1,087,500
Dain Rauscher Incorporated....................................         1,087,500
Adams, Harkness & Hill, Inc. .................................            50,000
Needham & Company, Inc. ......................................            50,000
C.E. Unterberg, Towbin........................................            50,000
                                                                       ---------
  Total.......................................................         4,500,000
                                                                       =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 675,000 shares at the initial public offering price less the underwriting discounts and commissions and estimated offering expenses to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 675,000 shares.

                                                                No
                                                          Exercise Full Exercise
--------------------------------------------------------------------------------
Per Share.............................................. $     0.63    $     0.63
Total.................................................. $2,835,000    $3,260,250

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.8 million. Expenses include the Securities and Exchange Commission and NASD filing fees, Nasdaq National Market listing fees, printing, legal, accounting and transfer agent and registrar fees and other miscellaneous fees and expenses.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.37 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of the common stock to be offered.

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------


All of our executive officers, five of our directors and most of our stockholders, who collectively hold an aggregate of 8,979,064 shares of our common stock, have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to any of our common stock or securities convertible into or exchangeable for shares of our common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

At our request, certain of the underwriters have reserved for sale, at the initial public offering price, up to 225,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserve share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between us and the representatives of the underwriters. The principal factors considered in determining the initial public offering price included:

 . the information set forth in this prospectus and otherwise available to the representatives;

 . the history and the prospects for the industry in which we compete;

 . the ability of our management;

 . our prospects for future earnings, the present state of our development, and our current financial position;

 . the general condition of the securities markets at the time of this offering;
  and

 . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. The underwriters have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in such stabilizing transactions. These transactions may also include short sales and purchases or cover positions created by short sales.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider among other things, the price of the shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchased in the offering.

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------


A syndicate covering transaction is a bid for, or the purchase of, our common stock on behalf of the underwriters to reduce a syndicate short position. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. However, they must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

A stabilizing bid is a bid for, or the purchase of, shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, the underwriters may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

Needham & Company, Inc. acted as placement agent for our Series I Convertible Preferred Stock, for which it received customary compensation, including a warrant to purchase 22,847 shares of our Series I Convertible Preferred Stock at an exercise price of $8.50 per share. This warrant will automatically convert into a warrant to purchase the same number of shares of our common stock upon the closing of this offering. Needham Capital Partners II, L.P. and Needham Capital Partners II (Bermuda), L.P., which are entities controlled by affiliates of Needham & Company, Inc., will own an aggregate of 117,647 shares of our common stock upon completion of this offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

Selected legal matters with respect to the validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop LLP, San Francisco and Palo Alto, California. Selected legal matters relating to the offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP, San Diego, California.

Experts

The financial statements as of December 31, 1999 and 2000 and September 30, 2001 and for each of the three years in the period ended December 31, 2000 and for the nine months ended September 30, 2000 and 2001 included in this Prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

Index to consolidated financial statements

                                                                           Page
-------------------------------------------------------------------------------
Report of Independent Accountants.........................................  F-2

Consolidated Balance Sheets...............................................  F-3

Consolidated Statements of Operations.....................................  F-4

Consolidated Statements of Stockholders' Deficit and Comprehensive Loss...  F-5

Consolidated Statements of Cash Flows.....................................  F-6

Notes to Consolidated Financial Statements................................  F-7

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of LogicVision, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of LogicVision, Inc. and its subsidiaries at December 31, 1999, 2000 and September 30, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 and for the nine months ended September 30, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 29, 2001

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                          Pro forma
                                                                      stockholders'
                                                                             equity
                                 December 31,                         September 30,
                           --------------------------  September 30,           2001
                                   1999          2000           2001   (unaudited)
-----------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash
  equivalents............  $  3,170,307  $  9,707,833  $  5,424,239
 Accounts receivable net
  of allowance for
  doubtful accounts of
  $0, $103,501 and
  $20,182................     2,894,595     3,298,509     2,496,152
 Deferred public offering
  costs..................            --            --       497,363
 Unbilled receivables....            --       233,500            --
 Prepaid expenses and
  other current assets...       504,644       290,619       328,780
                           ------------  ------------  ------------
   Total current assets..     6,569,546    13,530,461     8,746,534
Property and equipment,
 net.....................       753,509     1,331,860     1,528,108
Notes receivable, related
 parties.................       125,000        75,000       100,000
Other long-term assets...        62,119       232,920       792,837
                           ------------  ------------  ------------
   Total assets..........  $  7,510,174  $ 15,170,241  $ 11,167,479
                           ============  ============  ============
LIABILITIES, REDEEMABLE
 CONVERTIBLE PREFERRED
 STOCK AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Trade accounts payable..  $    353,253  $    476,092  $    948,931
 Deferred revenue........     2,425,984     4,138,205     3,375,812
 Accrued compensation....       390,197       930,610     1,267,117
 Accrued vacation........       759,112       554,108       384,777
 Accrued royalties.......       781,788     1,248,861       590,898
 Other accrued
  liabilities............       388,247       474,364       674,297
                           ------------  ------------  ------------
   Total current
    liabilities..........     5,098,581     7,822,240     7,241,832
Deferred revenue.........       145,997     1,098,810     1,079,042
                           ------------  ------------  ------------
   Total liabilities.....     5,244,578     8,921,050     8,320,874
                           ------------  ------------  ------------

Commitments (Note 5)

Redeemable convertible
 preferred stock, $0.0001
 par value:
 Authorized: 17,137,976,
  shares in 1999, 2000
  and September 30, 2001,
 Issued and
  outstanding: 5,814,846,
  7,530,604 and 7,530,604
  shares in 1999, 2000
  and September 30, 2001,
  respectively, and none
  pro forma (unaudited),
 (Aggregate liquidation
  value of $34,661,843,
  $49,245,791 and
  $49,245,791 in 1999,
  2000 and September 30,
  2001, respectively)....    31,765,265    46,071,291    46,201,470
                           ------------  ------------  ------------
Stockholders' equity
 (deficit)
 Common stock, $0.0001
  par value:
   Authorized: 50,000,000
    shares in 1999, 2000
    and September 30,
    2001, and 125,000,000
    shares pro forma
    (unaudited),
   Issued and
    outstanding:
    1,418,858, 1,895,540
    and 1,958,414 shares
    in 1999, 2000 and
    September 30, 2001,
    respectively, and
    9,624,358 pro forma
    (unaudited)..........           142           190           196   $        962
 Additional paid-in
  capital................     2,347,416     8,171,851     9,698,408     55,899,112
 Deferred stock based
  compensation...........      (576,569)   (4,038,665)   (3,471,916)    (3,471,916)
 Accumulated other
  comprehensive income
  (loss).................       (35,510)       (4,651)       17,688         17,688
 Accumulated deficit.....   (31,235,148)  (43,950,825)  (49,599,241)   (49,599,241)
                           ------------  ------------  ------------   ------------
   Total stockholders'
    equity (deficit).....   (29,499,669)  (39,822,100)  (43,354,865)  $  2,846,605
                           ------------  ------------  ------------   ============
   Total liabilities,
    redeemable
    convertible preferred
    stock and
    stockholders' equity
    (deficit)............  $  7,510,174  $ 15,170,241  $ 11,167,479
                           ============  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        Nine months
                                Years ended December 31,            ended September 30,
                          --------------------------------------  ------------------------
                                 1998         1999          2000         2000         2001
-------------------------------------------------------------------------------------------
Revenues:
 License................  $ 2,165,800  $ 4,096,400  $  5,597,000  $ 4,220,400  $ 7,997,069
 Service................      850,623    1,344,042     3,685,842    2,396,323    3,827,351
                          -----------  -----------  ------------  -----------  -----------
   Total revenues.......    3,016,423    5,440,442     9,282,842    6,616,723   11,824,420
                          -----------  -----------  ------------  -----------  -----------
Cost of revenues:
 License................      399,996      213,881       583,339      313,662      535,751
 Service................      619,987    1,080,158     1,954,840    1,401,690    1,618,728
                          -----------  -----------  ------------  -----------  -----------
   Total cost of
    revenues............    1,019,983    1,294,039     2,538,179    1,715,352    2,154,479
                          -----------  -----------  ------------  -----------  -----------
Gross profit............    1,996,440    4,146,403     6,744,663    4,901,371    9,669,941
                          -----------  -----------  ------------  -----------  -----------
Operating expenses:
 Research and
  development...........    4,372,763    4,518,990     4,986,898    3,629,945    3,910,541
 Sales and marketing....    4,378,123    5,434,253     8,929,970    5,528,061    7,438,165
 General and
  administrative
  (including write-off
  of deferred public
  offering costs of
  $1,129,280 in
  December 2000)........    1,503,400    2,060,189     4,012,478    1,973,977    2,031,126
 Amortization of
  deferred stock
  compensation..........      214,229      366,942     2,105,539    1,339,365    2,116,864
                          -----------  -----------  ------------  -----------  -----------
   Total operating
    expenses............   10,468,515   12,380,374    20,034,885   12,471,348   15,496,696
                          -----------  -----------  ------------  -----------  -----------
Loss from operations....   (8,472,075)  (8,233,971)  (13,290,222)  (7,569,977)  (5,826,755)
Interest income.........      260,530      155,251       583,432      404,368      205,568
Other income (expense),
 net....................       18,112      (16,018)           --      (10,897)         814
                          -----------  -----------  ------------  -----------  -----------
Loss before provision
 for income taxes.......   (8,193,433)  (8,094,738)  (12,706,790)  (7,176,506)  (5,620,373)
Provision for income
 taxes..................       (5,294)      (2,788)       (8,887)      (1,995)     (28,043)
                          -----------  -----------  ------------  -----------  -----------
Net loss................   (8,198,727)  (8,097,526)  (12,715,677)  (7,178,501)  (5,648,416)
Accretion of redeemable
 convertible preferred
 stock..................           --     (173,571)     (173,571)    (130,179)    (130,179)
                          -----------  -----------  ------------  -----------  -----------
Net loss attributable to
 common stockholders....  $(8,198,727) $(8,271,097) $(12,889,248) $(7,308,680) $(5,778,595)
                          ===========  ===========  ============  ===========  ===========
Net loss per common
 share, basic and
 diluted................  $     (7.41) $     (6.29) $      (7.79) $     (4.64) $     (3.00)
                          ===========  ===========  ============  ===========  ===========
Weighted average common
 shares, basic and
 diluted................    1,106,015    1,315,303     1,653,555    1,573,747    1,923,056
                          ===========  ===========  ============  ===========  ===========
Pro forma net loss per
 common share, basic and
 diluted (unaudited)....                            $      (1.38)              $     (0.59)
                                                    ============               ===========
Pro forma weighted
 average common shares,
 basic and diluted
 (unaudited)............                               9,222,963                 9,589,154
                                                    ============               ===========
-------------
* Amortization of
 deferred stock
 compensation:
 Cost of revenues.......  $     6,188  $     6,703  $     71,025  $    38,799  $    27,338
 Research and
  development...........      103,785      102,742       630,185      427,878      566,149
 Sales and marketing....       84,528      154,990       887,830      346,064      685,359
 General and
  administrative........       19,728      102,507       516,499      526,624      838,018
                          -----------  -----------  ------------  -----------  -----------
                          $   214,229  $   366,942  $  2,105,539  $ 1,339,365  $ 2,116,864
                          ===========  ===========  ============  ===========  ===========


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT AND COMPREHENSIVE LOSS

                                                                                       Accumulated
                            Common stock     Additional      Deferred                        other          Total
                          -----------------     paid-in   stock-based   Accumulated  comprehensive  stockholders'
                             Shares  Amount     capital  compensation       deficit  income (loss)        deficit
-----------------------------------------------------------------------------------------------------------------
Balances, December 31,
 1997...................    939,314    $ 94  $  202,616  $        --   $(14,938,895)      $     --  $(14,736,185)
Stock options
 exercised..............    257,813      26      78,853           --             --             --        78,879
Stock cancellation......    (10,000)     (1)          1           --             --             --            --
Deferred stock-based
 compensation...........         --      --     411,979     (411,979)            --             --            --
Amortization of deferred
 stock-based
 compensation...........         --      --          --      214,229             --             --       214,229
Net loss................         --      --          --           --     (8,198,727)            --    (8,198,727)
Foreign currency
 translation
 adjustment.............         --      --          --           --             --        (26,529)      (26,529)
                                                                                                    ------------
Comprehensive loss......                                                                              (8,225,256)
                          ---------    ----  ----------  -----------   ------------       --------  ------------
Balances, December 31,
 1998...................  1,187,127     119     693,449     (197,750)   (23,137,622)       (26,529)  (22,668,333)
Stock options
 exercised..............    231,731      23     180,979           --             --                      181,002
Deferred stock-based
 compensation...........         --      --     761,581     (761,581)            --             --            --
Stock options
 cancelled..............         --      --     (15,820)      15,820             --             --            --
Amortization of deferred
 stock-based
 compensation...........         --      --          --      366,942             --             --       366,942
Fair value of warrants
 issued with preferred
 stock..................         --      --     900,798           --             --             --       900,798
Accretion of redeemable
 preferred stock........         --      --    (173,571)          --             --             --      (173,571)
Net loss................         --      --          --           --     (8,097,526)            --    (8,097,526)
Foreign currency
 translation
 adjustment.............         --      --          --           --             --         (8,981)       (8,981)
                                                                                                    ------------
Comprehensive loss......                                                                              (8,106,507)
                          ---------    ----  ----------  -----------   ------------       --------  ------------
Balances, December 31,
 1999...................  1,418,858     142   2,347,416     (576,569)   (31,235,148)       (35,510)  (29,499,669)
Stock options
 exercised..............    473,564      48     323,641           --             --             --       323,689
Stock options
 cancelled..............         --      --     (48,993)      48,993             --             --            --
Common stock issued for
 services...............      3,118      --      34,298           --             --             --        34,298
Deferred stock-based
 compensation...........         --      --   5,616,628   (5,616,628)            --             --            --
Amortization of deferred
 stock-based
 compensation...........         --      --          --    2,105,539             --             --     2,105,539
Fair value of warrants
 issued as issuance
 cost...................         --      --      72,432           --             --             --        72,432
Accretion of redeemable
 preferred stock........         --      --    (173,571)          --             --             --      (173,571)
Net loss................         --      --          --           --    (12,715,677)            --   (12,715,677)
Foreign currency
 translation
 adjustment.............         --      --          --           --             --         30,859        30,859
                                                                                                    ------------
Comprehensive loss......                                                                             (12,684,818)
                          ---------    ----  ----------  -----------   ------------       --------  ------------
Balances, December 31,
 2000...................  1,895,540     190   8,171,851   (4,038,665)   (43,950,825)        (4,651)  (39,822,100)
Stock options
 exercised..............     62,874       6     106,621           --             --             --       106,627
Stock options
 cancelled..............         --      --    (131,385)     131,385             --             --            --
Deferred stock-based
 compensation...........         --      --   1,681,500   (1,681,500)            --             --            --
Amortization of deferred
 stock-based
 compensation...........         --      --          --    2,116,864             --             --     2,116,864
Accretion of redeemable
 preferred stock........         --      --    (130,179)          --             --             --      (130,179)
Net loss................         --      --          --           --     (5,648,416)            --    (5,648,416)
Foreign currency
 translation
 adjustment.............         --      --          --           --             --         22,339        22,339
                                                                                                    ------------
Comprehensive loss......                                                                              (5,626,077)
                          ---------    ----  ----------  -----------   ------------       --------  ------------
Balances, September 30,
 2001...................  1,958,414    $196  $9,698,408  $(3,471,916)  $(49,599,241)      $ 17,688  $(43,354,865)
                          =========    ====  ==========  ===========   ============       ========  ============

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Nine months
                                             Years ended December 31,           ended September  30,
                                       --------------------------------------  ------------------------
                                              1998         1999          2000         2000         2001
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net loss.............................  $(8,198,727) $(8,097,526) $(12,715,677) $(7,178,501) $(5,648,416)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
 Depreciation........................      382,308      422,786       565,706      373,493      804,988
 Amortization of deferred stock
  compensation.......................      214,229      366,942     2,105,539    1,339,365    2,116,864
 Increase/(Decrease) in allowance
  for doubtful accounts..............           --       35,955       116,000        4,500      (83,319)
 Loss on disposal of assets..........        4,004           --            --           --           --
 Issuance of common stock for
  services...........................           --           --        34,298       34,298           --
 Changes in operating assets and
  liabilities:
   Accounts receivable...............      479,045   (2,357,934)     (509,914)     (25,353)     885,676
   Unbilled receivables..............      405,455       40,406      (233,500)          --      233,500
   Prepaid expenses, other current
    assets and deferred public
    offering costs ..................     (257,627)    (194,012)      214,025   (1,052,998)    (535,524)
   Notes receivable, related
    parties..........................       47,500           --        40,000       50,000      (25,000)
   Other long-term assets............      (21,267)      (6,998)     (170,801)    (168,100)     (23,075)
   Trade accounts payable............      (66,212)     158,736       122,839      483,830     (134,303)
   Deferred revenue..................      (57,099)   1,928,561     2,665,034      533,666     (782,161)
   Contracts payable.................           --     (250,000)           --           --           --
   Accrued compensation, vacation,
    royalties and other accrued
    liabilities......................       28,140      954,798       888,600       56,144     (290,854)
                                       -----------  -----------  ------------  -----------  -----------
     Net cash used in operating
      activities.....................   (7,040,251)  (6,998,286)   (6,877,851)  (5,549,656)  (3,481,624)
                                       -----------  -----------  ------------  -----------  -----------
Cash flows from investing activities:
Purchases of property and equipment..      (97,136)    (386,194)   (1,144,057)    (819,118)    (688,078)
Payments for technology license......           --           --            --           --     (242,858)
                                       -----------  -----------  ------------  -----------  -----------
     Net cash used in investing
      activities.....................      (97,136)    (386,194)   (1,144,057)    (819,118)    (930,936)
                                       -----------  -----------  ------------  -----------  -----------
Cash flows from financing activities:
Proceeds from issuance of preferred
 stock, net of issuance costs........      (16,991)   8,283,254    14,204,886   14,204,886           --
Proceeds from issuance of common
 stock on exercise of options........       78,879      181,002       323,689      288,997      106,627
                                       -----------  -----------  ------------  -----------  -----------
     Net cash provided by financing
      activities.....................       61,888    8,464,256    14,528,575   14,493,883      106,627
                                       -----------  -----------  ------------  -----------  -----------
Effect of exchange rates on cash.....      (26,529)      (8,981)       30,859       16,874       22,339
                                       -----------  -----------  ------------  -----------  -----------
Net (decrease) increase in cash and
 cash equivalents....................   (7,102,028)   1,070,795     6,537,526    8,141,983   (4,283,594)
Cash and cash equivalents, beginning
 of period...........................    9,201,540    2,099,512     3,170,307    3,170,307    9,707,833
                                       -----------  -----------  ------------  -----------  -----------
Cash and cash equivalents, end of
 period..............................  $ 2,099,512  $ 3,170,307  $  9,707,833  $11,312,290  $ 5,424,239
                                       ===========  ===========  ============  ===========  ===========
Supplemental disclosures of cash flow
 information:
Cash paid during the period for:
 Taxes...............................  $     5,294  $     2,788  $      8,887  $     1,995  $    42,522
                                       ===========  ===========  ============  ===========  ===========
Supplemental disclosure of non-
 cash investing and financing
 activities:
 Acquisition of technology license...  $        --  $        --  $         --  $        --  $   607,142
                                       ===========  ===========  ============  ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS OF THE COMPANY

LogicVision, Inc. (the "Company") was incorporated on July 23, 1992. The Company provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. The embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. The technology also allows integrated circuits to be tested after they have been assembled onto boards and systems.

On September 15, 2000, the Company was reincorporated in the state of Delaware.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all intercompany accounts and transactions.

Reclassifications
Certain prior year balances have been reclassified to conform with the current year presentation.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
The Company considers all highly liquid investments with a maturity of three months or less from the date of acquisition to be cash equivalents.

Property and equipment
Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the asset or the lease term, if shorter. Maintenance and repairs are charged to operations as incurred.

Stock-based compensation
The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and Financial Accounting Standards Board Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

value method are presented in Note 7. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services".

Revenue recognition
The Company derives license revenues from software and intellectual property licenses, and derives service revenues from maintenance, service and engineering services.

The Company derives revenues from licenses generally with one year, three year or perpetual terms, which are charged for the right to use the Company's software and intellectual property. Maintenance revenues consist of postcontract customer support ("PCS"). PCS includes telephone support, bug fixes and upgrade privileges on a when and if available basis. Services are generally installation and training. Engineering service revenues typically consist of charges for development and design contracts.

The Company accounts for its revenues under the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") as amended by SOP 98-4 and SOP 98-9. The Company recognizes license revenues upon shipment only when there is persuasive evidence of an arrangement, shipment has occurred, the fee is fixed or determinable, and collectibility of the sales proceeds is considered probable. The Company applies the residual method to those arrangements that include multiple elements, where vendor-specific objective evidence ("VSOE") of fair value of the undelivered elements exists. The Company establishes VSOE of fair value for PCS through the use of maintenance renewal clauses in its contracts, which are substantive, and have historically been purchased by its customers at prices established by management.

When VSOE of the undelivered elements cannot be established and the undelivered element is PCS, the entire revenue is recognized ratably over the term of the PCS. The maintenance elements of these contracts are recognized ratably over the period of the maintenance contract and services are recognized when they are performed. The Company, on occasion, offers extended payment terms beyond its normal business practice of between 30 and 60 days to certain customers. The Company does not have sufficient experience collecting under these extended payment term arrangements. As a result, when payment terms are extended, the fee is not considered fixed and determinable and, therefore, the Company recognizes revenues when such payments become due. When the Company enters into a multiple element arrangement which includes the future delivery of a specified product or upgrade, all revenue under the agreement is deferred until the specified product or upgrade has been delivered.

Engineering service revenues are generally fixed-fee contracts recognized on a percentage of completion basis. Provisions for estimated losses, if any, on such contracts, which are primarily short-term in nature, are recorded in the period identified. The balances of unbilled receivables related to these contracts at December 31, 1999 and 2000 and at September 30, 2001 were $0, $233,500 and $0, respectively.

Research and development
Research and development costs are charged to operations as incurred.

Software development costs and capitalized technology license
Software development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Software development costs are

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

capitalized after technological feasibility has been established. The period between achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has been short, and software development costs qualifying for capitalization have been insignificant.

During the nine months ended September 30, 2001, the Company amended its license agreement with Nortel Networks. Pursuant to this amendment, the Company agreed to pay $850,000 in seven quarterly installments of $121,429 beginning March 31, 2001. This amount is included in other long-term assets and is being amortized over the period of the technology license obligation. At
September 30, 2001, $536,842 of this asset remained unamortized.

Certain risks and concentrations
The Company's cash and cash equivalents are maintained at four financial institutions, one in the United States, Canada, France and the United Kingdom. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

For accounts receivable, management of the Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Based on the expected collectibility of the accounts receivable balance, the Company maintains an allowance for doubtful accounts. At September 30, 2001, two customers accounted for approximately 58% of net accounts receivable and five customers accounted for approximately 35% of total revenues for the nine months then ended. At December 31, 2000, two customers accounted for approximately 38% of net accounts receivable and six customers accounted for approximately 28% of total revenues. At
December 31, 1999, three customers accounted for approximately 48% of net accounts receivable and five customers accounted for approximately 38% of total revenues (none exceeded 10%).

The Company operates in one industry segment. The following is a summary of the Company's revenue by geographic operations. Revenues are attributed to the countries in which the products and services are delivered.

                                                           Nine months ended
                                                             September 30,
                                                         ----------------------
                              1998       1999       2000       2000        2001
-------------------------------------------------------------------------------
North America.......... $2,907,408 $5,035,409 $7,511,503 $5,470,791 $ 8,689,552
Europe.................    109,015    171,014    832,766    674,270     502,622
Asia...................         --    234,019    938,573    471,662   2,632,246
                        ---------- ---------- ---------- ---------- -----------
                        $3,016,423 $5,440,442 $9,282,842 $6,616,723 $11,824,420
                        ========== ========== ========== ========== ===========

For all periods presented, substantially all of the Company's long-lived assets were located in the United States.

There can be no assurance that the market will accept the Company's technology as an alternative to current design test development methods. If the market does not accept the Company's technology at all or in the time frame anticipated in the Company's projections, the Company's revenues and results of operations would be materially affected.

The Company's products include components subject to rapid technological change. Significant technological change could adversely affect the Company's future operating results. While the Company

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

has ongoing programs to minimize the adverse effect of such changes and considers technological change in estimating its allowances, such estimates could change in the future.

Income taxes
The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Foreign currency translation
The Company has foreign subsidiaries whose financial statements are denominated in the local currency. Foreign exchange gains and losses, which result from the process of remeasuring foreign currency financial statements into U.S. dollar, have been included on the balance sheet as a cumulative foreign currency translation adjustment included in accumulated other comprehensive income.

Fair value of financial instruments
Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

Net loss per share
The basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of the common shares outstanding during the period. The diluted net loss per share is the same as the basic net loss per share for the periods presented because common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of redeemable convertible preferred shares, are considered when their effect would be dilutive.

Pro forma net loss per share
Pro forma net loss per share for the year ended December 31, 2000 and the nine months ended September 30, 2001 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of redeemable convertible preferred shares into common shares effective upon the closing of the Company's initial public offering on an as-if-converted basis. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Common equivalent shares, comprised of common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share as such shares are antidilutive.

Pro forma September 30, 2001 balance sheet
Upon consummation of the offering, all shares of redeemable convertible preferred stock outstanding will convert into an aggregate of 7,665,944 shares of common stock. The effect of this conversion has been reflected in the accompanying unaudited pro forma consolidated balance sheet as of September 30, 2001.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Recent accounting pronouncements
In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 also addresses accounting and financial reporting for business combinations. Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The Company has adopted SFAS No. 141, and it will adopt SFAS No. 142 on January 1, 2002. SFAS No. 141 did not impact the financial statements

On October 3, 2001, the FASB issued Statement of Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 supercedes FAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business. FAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. FAS 144 is effective for the Company for all financial statements issued in fiscal 2003. The Company is in the process of evaluating the effect of FAS 144 on its financial statements.

3. PROPERTY AND EQUIPMENT

Property and equipment comprise:

                                           December 31,
                                      ------------------------  September 30,
                                             1999         2000           2001
------------------------------------------------------------------------------
Computer equipment and software...... $ 1,937,419  $ 2,843,511    $ 3,493,230
Office equipment and leasehold
   improvements......................     378,026      453,139        323,502
                                      -----------  -----------    -----------
                                        2,315,445    3,296,650      3,816,732
Less: Accumulated depreciation.......  (1,561,936)  (1,964,790)    (2,288,624)
                                      -----------  -----------    -----------
                                      $   753,509  $ 1,331,860    $ 1,528,108
                                      ===========  ===========    ===========

4. LOAN AND SECURITY AGREEMENT

In September 2001, the Company signed a Loan and Security agreement with a bank under which the Company may borrow, on a revolving basis, up to $2 million with interest at prime plus 1% (annual rate of 7% at September 30, 2001). The Company must maintain certain operating and reporting covenants and is not permitted to pay dividends, or make material investments or dispositions without the prior written consent of the bank. The agreement expires in September 2002. At September 30, 2001, there were no amounts outstanding under this agreement.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. COMMITMENTS

Both the Company and its subsidiaries in Canada and the United Kingdom rent office facilities under noncancelable operating leases which expire through July 2006. The Company and its subsidiaries are responsible for certain maintenance costs, taxes and insurance under the respective leases.

At September 30, 2001, total future minimum payments under operating leases were as follows:

The remainder of 2001................................................ $  225,395
2002.................................................................    916,648
2003.................................................................    937,401
2004.................................................................    946,002
2005.................................................................    332,311
Thereafter...........................................................     57,880
                                                                      ----------
                                                                      $3,415,637
                                                                      ==========

Rent expense for the years ended December 31, 1998, 1999, 2000 and for the nine months ended September 30, 2000 and 2001 was $452,099, $768,501, $887,872,
$621,671 and $660,453, respectively.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

In 1999, the Company issued Series G and Series H Convertible Preferred Stock for $5,038,808 and $3,244,446, respectively, net of issuance costs. There was no preferred stock issued in 1998. In connection with the issuance of the Series G and Series H Convertible Preferred Stock, warrants for common stock valued at $900,798 (see Note 7), using the Black-Scholes options pricing model, were issued to the preferred stockholders. The fair value of the warrants has been reflected as a discount to the preferred stock and is being accreted as a dividend charge over the redemption period. The dividend accretion during the year ended December 31, 1999, 2000 and for the nine months ended September 30, 2000 and 2001 was $173,571, $173,571, $130,179 and $130,179 respectively.

In 2000, the Company completed its Series I convertible preferred stock financing. The Company issued 1,715,768 shares of Series I convertible preferred stock at $8.50 per share. Proceeds from the financing were $14,204,886, net of issuance costs of $379,193. In conjunction with this offering the Company issued a warrant to purchase 22,847 shares of Series I convertible preferred stock at $8.50 per share as an issuance cost. The fair value of these warrants was determined using the Black-Scholes model assuming a
0.60 volatility factor, a two year contractual life and a 6.61% risk-free rate of return. The fair value, amounting to $72,432, was charged against the proceeds of the Series I financing as an issuance cost because the warrants were issued as consideration for commissions related to the financing.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


At September 30, 2001, the designated series and shares issued were as follows:

                                                Shares issued and
                                    Number of      outstanding          Minimum
                                       shares --------------------- liquidation
                                   authorized    Shares       Value       value
-------------------------------------------------------------------------------
Series A..........................  1,000,000   500,000 $   100,000 $   100,000
Series B..........................    844,754   422,377     528,088     844,754
Series C-1........................  1,000,000   500,000     947,484   1,000,000
Series C-2........................    666,667   333,333     999,999     999,999
Series C-3........................    333,000   166,500     999,999     999,999
Series D..........................    787,800   393,900   1,966,261   1,969,500
Series E..........................    793,332   396,664   2,376,127   2,379,984
Series F..........................  4,820,717 2,108,566  16,291,280  17,922,811
Series G..........................  1,211,765   605,880   4,648,280   5,149,980
Series H-1........................    988,235   387,616   3,211,498   3,294,736
Series H-2........................    691,706        --          --          --
Series I..........................  4,000,000 1,715,768  14,132,454  14,584,028
                                   ---------- --------- ----------- -----------
Balances, September 30, 2001...... 17,137,976 7,530,604 $46,201,470 $49,245,791
                                   ========== ========= =========== ===========

On September 28, 2000, the Board of Directors approved a one-for-two stock split. All share data, except for par value and authorized shares, have been restated in these financial statements to reflect this split.

Dividends
The holders of Series A, B, C, D, E, F, G, H and I convertible preferred stock are entitled to receive cash dividends, if, when and as declared by the Board of Directors. Any dividends that may be declared but are not so declared shall be non-cumulative.

After payment of the preferred dividends to the holders of other Series of preferred stock, the holders of shares of Series A and B convertible preferred stock are entitled to receive dividends at a rate of $0.012 and $0.12 per share per annum, respectively, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company. Such dividends are payable when, as and if declared by the Board of Directors, and are not cumulative.

Liquidation preference
In the event of any liquidation, the holders of the preferred stock are entitled to receive a per share distribution in preference to the holders of the Common Stock. In order of preference, this distribution is equal to $8.50 for the Series I Preferred Stock, $8.50 for the Series H-1 Preferred Stock, $4.86 for the Series H-2 Preferred Stock, $8.50 for the Series G Preferred Stock, $8.50 for the Series F Preferred Stock, $6.00 for the Series E Preferred Stock, $5.00 for the Series D Preferred Stock, $2.00 for the Series C-1, $3.00 for the Series C-2 Preferred Stock, $6.006 for the Series C-3, $2.00 for the Series B Preferred Stock, $0.20 for the Series A Preferred Stock, plus any declared but unpaid dividends.

After payment has been made to the holders of Series A, B, C, D, E, F, G, H and I convertible preferred stock, any remaining assets and funds are to be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each shareholder.

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Mergers
A merger, reorganization, or sale of all, or substantially all, of the assets of the Company in which more than 50% of the voting power of the Company is disposed of after the transaction shall be deemed to be a liquidation, dissolution or winding up.

Voting
The holder of each share of Series A, B, C, D, E, F, G, H and I convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Series A, B, C, D, E, F, G, H and I convertible preferred stock could be converted on the record date for the vote or consent of shareholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the common stock.

Conversion
Each share of Series A, B, C, D, E, F, G, H and I convertible preferred stock, at the option of the holder, is convertible into the number of shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and the per share conversion value of the preferred stock is as follows Series A: $0.20, Series
B: $2.00, Series C-1: $2.00, Series C-2: $3.00, Series C-3: $6.006, Series D:
$5.00, Series E: $6.00, Series F: $8.50, Series G: $7.00, Series H-1: $7.00,
Series H-2: $4.86 and Series I: $8.50. The initial conversion price is subject to adjustment from time to time based on certain events.

For Series A, B, C, D, E, F, G, H and I convertible preferred stock, conversion is automatic at its then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which (i) the aggregate proceeds raised, equal or exceed $15,000,000, or (ii) upon the affirmative vote from at least two-thirds of the outstanding Series A, B, C, D, E, F, H and I convertible preferred stock, voting together as a single class. With respect to the Series G it will also convert upon the affirmative vote from at least two-thirds of the Series G voting as a separate class.

Redemption
The holder(s) of not less than a majority of the outstanding Series G redeemable convertible preferred stock may require the Company to redeem the outstanding stock in three equal installments on December 31, 2003, December 31, 2004 and December 31, 2005. The redemption price for each share of Series G redeemable convertible preferred stock shall be $8.50 plus any accrued but unpaid dividends.

7. STOCK OPTION PLANS AND WARRANTS

On August 3, 2000, the Board of Directors authorized the establishment of the 2000 Stock Incentive Plan with 1,000,000 shares reserved for grant under the Plan. The Plan was approved by the Company's stockholders in November 2000 and will become effective upon the closing of the Company's initial public offering.

Under the Company's 1994 Flexible Stock Option Plan (the "Plan"), the Company may grant options to purchase common stock to officers and employees of the Company. Options under the Plan

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

generally have a term of ten years. In general, one eighth of the options granted under the Plan become exercisable at the end of each six month period following the grant date until all of the shares have become exercisable, with the exception of initial grants. Options grants to a new employee generally vest 25% at the first anniversary of the hire date with one sixth of the remaining options becoming exercisable at the end of each six month period for the following three years.

Activity under the Plan is as follows:

                                                                         Weighted
                            Shares    Number of                           average
                         available      options     Exercise  Aggregate  exercise
                         for grant  outstanding        price      price     price
---------------------------------------------------------------------------------
Balances, December 31,
   1997.................   190,110    1,004,229  $0.20-$1.00 $  444,906    $0.443
Options authorized......   500,000           --
Options granted.........  (432,750)     432,750        $1.00    432,750    $1.000
Options exercised.......        --     (257,813) $0.20-$1.00    (78,879)   $0.306
Options cancelled.......   209,383     (209,383) $0.20-$1.00   (116,380)   $0.556
                         ---------    ---------  ----------- ----------    ------
Balances, December 31,
   1998.................   466,743      969,783  $0.20-$1.00    682,397    $0.704
Options authorized......   500,000           --
Options granted.........  (809,375)     809,375  $1.00-$1.76  1,301,000    $1.607
Options exercised.......        --     (231,731) $0.20-$1.76   (181,002)   $0.781
Options cancelled.......    80,667      (80,667) $0.50-$1.76    (78,312)   $0.971
                         ---------    ---------  ----------- ----------    ------
Balances, December 31,
   1999.................   238,035    1,466,760  $0.20-$1.76  1,724,083    $1.175
Options authorized...... 1,000,000           --
Options granted.........  (971,645)     971,645  $2.56-$5.00  4,002,645    $4.119
Options exercised.......        --     (225,564) $0.20-$2.56   (204,266)   $0.906
Stocks granted under
   plan.................    (3,118)
Options canceled........   149,907     (149,907) $0.50-$5.00   (346,359)   $2.310
                         ---------    ---------  ----------- ----------    ------
Balances, December 31,
   2000.................   413,179    2,062,934  $0.20-$5.00  5,176,103    $2.509
Options authorized......   500,000           --
Options granted.........  (360,500)     360,500  $5.00-$6.00  1,903,500    $5.280
Options exercised.......        --      (62,874) $0.50-$3.60   (106,627)   $1.696
Options cancelled.......    88,592      (88,592) $0.20-$5.00   (210,198)   $2.373
                         ---------    ---------  ----------- ----------    ------
Balances, September 30,
   2001.................   641,271    2,271,968  $0.20-$6.00 $6,762,778    $2.977
                         =========    =========  =========== ==========    ======

At December 31, 1998, 1999, 2000 and at September 30, 2001, options under the Plan to purchase 407,653, 523,799, 624,940 and 1,491,525 shares of common stock, respectively, were exercisable.

In addition to the options granted under the Plan, 685,500 non-qualified options were granted outside the Plan in 1996, at an exercise price of $0.50 per share, all of which were vested and outstanding at December 31, 1999 and 2000, respectively. In August 2000, 248,000 of these options were exercised. An additional 15,000 non-qualified options were granted outside of the Plan in August 2000 at $5.00 per share, 10,000 of which were fully vested at September 30, 2001.

Unearned stock compensation
In connection with certain stock option grants during 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001, the Company recorded unearned stock compensation cost totaling

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

$411,979, $761,581, $5,616,628, $5,224,673 and $1,681,500, respectively, representing the difference between the deemed fair market value of the Company's common stock and the exercise price of the options on the date of grant. The Company recorded a compensation charge equal to the difference between the exercise price of the stock and the deemed fair value of the Company's stock at the date of grant. Amortization expense associated with unearned stock compensation totaled $214,229, $366,942, $2,105,539, $1,339,365 and $2,116,864 in 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001, respectively.

Had compensation cost for the Company's stock-based compensation plan been determined based on the minimum value at the grant date for awards for 1998, 1999, 2000 and for the nine months ended September 30, 2000 and 2001 consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                      Nine months ended
                               Years ended December 31,                 September 30,
                         --------------------------------------  -----------------------------
                                1998         1999          2000         2000         2001
----------------------------------------------------------------------------------------------
Net loss as reported.... $(8,198,727) $(8,097,526) $(12,715,677) $(7,178,501) $(5,648,416)
Pro forma net loss...... $(8,241,858) $(8,174,572) $(13,167,428) $(7,350,002) $(6,075,950)

The value of the option grants has been calculated on the date of grant using the minimum value method under the Black-Scholes options pricing model with a volatility factor of zero and with the following weighted-average assumptions:

                                          Years ended        Nine months ended
                                         December 31,          September 30,
                                    ----------------------- -------------------
                                       1998    1999    2000    2000    2001
-------------------------------------------------------------------------------
Expected average life of option.... 4 years 4 years 4 years 4 years 4 years
Risk-free interest rate............   5.15%   5.55%   6.26%   6.36%   5.10%
Expected dividends.................      --      --      --      --      --

The options outstanding and currently exercisable by exercise price at September 30, 2001 are as follows:

                                                            Options currently
                      Options outstanding                      exercisable
               ----------------------------------------   --------------------------
                                Weighted
                                 average
                               remaining     Weighted                     Weighted
                             contractual      average                      average
Exercise                            life     exercise          Number     exercise
price             Number         (years)        price     exercisable        price
------------------------------------------------------------------------------------
$0.20-$1.00      532,282             4.8        $0.75         437,669        $0.69
$1.76-$3.60      951,164             8.2        $2.45         431,554        $2.25
$5.00            687,522             9.1        $5.00         174,802        $5.00
$6.00            101,000             9.9        $6.00               0        $6.00
               ---------                                    ---------
               2,271,968             7.3        $2.98       1,044,025        $2.06
               =========                                    =========

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Warrants
At September 30, 2001, the Company had warrants to purchase common and preferred stock outstanding as follows:

                                                   Number    Expiration Exercise
Stock type                                    outstanding          date    price
--------------------------------------------------------------------------------
Series F Preferred Stock.....................     320,627      May 2002    $6.02
Common Stock.................................     424,113 December 2009    $1.00
Series H Preferred Stock.....................     271,309      May 2004    $4.86
Series I Preferred Stock.....................      22,847  January 2005    $8.50

The Series F and H Preferred Stock and common stock warrants were issued in connection with accompanying preferred stock financings. The exercise price per share underlying warrants to purchase 64,128 shares of the Series F Preferred Stock could vary from $0-$8.50, depending on the per share price in an underwritten public offering of the Company's common stock. The fair value of these warrants were determined using the Black-Scholes model assuming volatility factors of 0.60, contractual lives of between 4 and 10 years, and risk-free rates of return between 5.3% and 5.6%.

8. STOCK PURCHASE PLAN

On September 25, 2000, the Board of Directors approved the 2000 Employee Stock Purchase Plan. The stockholders approved the Plan in November 2000. A total of 250,000 shares of common stock has been reserved for issuance under the Plan, subject to adjustment for dilutive events. The number of shares reserved for issuance under the Plan will be increased on the first day of each fiscal year, commencing in 2002, by the lesser of 125,000 shares, 1% of the outstanding shares on that date or a lesser amount as determined by the board of directors. The Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the compensation committee of the Company's board of directors.

9. INCOME TAXES

The components of the net deferred tax asset are as follows:

                                           December 31,
                                     --------------------------  September 30,
                                             1999          2000           2001
-------------------------------------------------------------------------------
Deferred tax assets:
 Net operating loss carryforwards... $  6,028,000  $  8,500,000   $ 12,120,000
 Research and development credit....      838,000     1,225,000      1,737,000
 Capitalized research and
    development.....................    3,140,000     1,507,000      2,005,000
 Reserves and allowances............      792,000       928,000        878,000
 Deferred revenue...................    1,029,000     2,086,000      1,351,000
                                     ------------  ------------   ------------
                                       11,827,000    14,246,000     18,091,000
Deferred tax liability:
 Depreciation and amortization......           --            --       (391,000)
                                     ------------  ------------  ------------
 Gross deferred tax asset...........   11,827,000    14,246,000     17,700,000
 Less: Valuation allowance..........  (11,827,000)  (14,246,000)   (17,700,000)
                                     ------------  ------------   ------------
 Net deferred tax asset............. $         --  $         --   $         --
                                     ============  ============   ============

--------------------------------------------------------------------------------

LogicVision, Inc.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company has established a full valuation allowance on its deferred tax assets since it is not certain that a benefit can be realized in the future due to the Company's recurring operating losses.

The difference between the statutory rate of approximately 39% (34% federal and 5% state, net of federal tax benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company not recording the benefit received from the accumulation of their net deferred tax assets.

At September 30, 2001, the Company had federal net operating loss carryforwards of approximately $33.7 million and state net operating loss carryforwards of approximately $11.4 million, available to offset future regular and alternative minimum taxable income. The Company's federal and state net operating loss carryforwards expire beginning 2007 and 2001, respectively, if not utilized.

The Company has research and development carryforward credits of approximately $1,026,000 and $702,000 for federal and state income tax purposes, respectively. If not utilized, the federal and state credits will expire in various amounts beginning in 2007. The California credit can be carried forward indefinitely.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situation where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined, utilization of the carryforwards could be restricted.

10. COMPREHENSIVE INCOME

The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," which requires that unrealized gains or losses on available-for-sale securities and foreign currency translation adjustments be included in other comprehensive income.

11. BENEFIT PLAN

The Company has a defined contribution savings plan (the "401(k) Plan") to provide retirement income to all qualified employees of the Company. The 401(k) Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is funded by voluntary pre-tax contributions from employees. Contributions are invested, as directed by the participant, in investment funds available under the 401(k) Plan. The Company is not required to make, and has not made, any contributions to the Plan.

12. RELATED PARTY TRANSACTIONS

The Company has loans outstanding to an officer and an employee of the Company. The loans are collateralized by the Company's common stock owned by the officer and the employee. The interest rates on these loans range from 6% to 8%. The repayment schedules on these loans range from 3 to 10 years. As of September 30, 2001, the total outstanding balance on these loans was $100,000.

--------------------------------------------------------------------------------

                               [LogicVision Logo]